Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

RECRUIT CO., LTD.

AND

RGF STAFFING USA, INC.

AS BUYERS

THE SHAREHOLDERS OF STAFFMARK HOLDINGS, INC.,

AS SELLERS

STAFFMARK HOLDINGS, INC.

AS THE COMPANY

AND

COMPASS GROUP DIVERSIFIED HOLDINGS LLC

AS SELLER REPRESENTATIVE

Dated as of October 17, 2011

i

(continued)

(continued)

Schedules

Schedule 1.1	Option Holders

Schedule 1.2	Additional Permitted Encumbrances

Schedule 1.3	Pro Rata Percentages of Sellers

Schedule 2.2(a)	Option Termination Amounts

Schedule 2.2(c)	Terminated Contracts

(continued)

Page

Schedule 3.1	Good Standing

Schedule 3.3	Capitalization

Schedule 3.4	Subsidiaries

Schedule 3.5(b)	Material Consents (other than Leases)

Schedule 3.7(a)	Leased Real Property; Leases

Schedule 3.7(b)	Material Consents - Leases

Schedule 3.8	Proceedings and Material Orders - Acquired Companies

Schedule 3.9	Tax Matters

Schedule 3.10	Absence of Certain Changes - Exceptions

Schedule 3.11(a)	Material Contracts

Schedule 3.12(a)	Intellectual Property

Schedule 3.13(a)	Compliance with Legal Requirements - Exceptions

Schedule 3.13(b)	Material Governmental Authorizations

Schedule 3.13(c)	Applications Required by Governmental Bodies - Exceptions

Schedule 3.14	Employees; Labor Matters

Schedule 3.15(a)	Company Benefit Plans

Schedule 3.15(b)	Company Benefit Plan Compliance – Exceptions

Schedule 3.15(c)	Company Benefit Plan Compliance – COBRA Exceptions

Schedule 3.15(e)	Multiemployer Plans - Exceptions

Schedule 3.15(f)	Multiple Employer Plan Compliance - Exceptions

Schedule 3.15(i)	Vesting, Triggering or Acceleration of Benefits - Exceptions

Schedule 3.16	Twenty Largest Customers

Schedule 3.17	Related Party Contracts

(continued)

Page

Schedule 3.18(a)	Insurance Policy Listing

Schedule 3.18(b)	Insurance Policies - Loss Runs

Schedule 3.18(c)	Insurance Policies - Coverage Exceptions

Schedule 3.18(d)	Insurance Policies - Claims Exceptions

Schedule 3.18(e)	Self-Insurance Reserves - Exceptions

Schedule 3.18(f)	Workers’ Compensation Letters of Credit

Schedule 3.20	No Undisclosed Liabilities - Exceptions

Schedule 3.21	Accounts Receivable - Exceptions

Schedule 3.22	Sufficiency of Assets - Exceptions

Schedule 3.23	Books and Records - Exceptions

Schedule 4.5	Proceedings - Sellers

Schedule 8.2(a)(iv)	Class Action Proceedings

Exhibits

Exhibit A	Escrow Agreement

Exhibit B	Intercompany Loan Agreement

Exhibit C	Compass Payoff Letter

Exhibit D	Form of Option Cancellation Agreement

Exhibit E	Example Net Working Capital Calculation

Exhibit F	Receipt

v

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made as of this 17th day of October, 2011, by and among Recruit Co., LTD., a Japanese corporation (kabushiki kaisha) (“Recruit”) and RGF Staffing USA, Inc., a Delaware corporation (“RGF” and together with Recruit, “Buyers” and each a “Buyer”), Staffmark Holdings, Inc., a Delaware corporation (the “Company”), the Company’s shareholders (each a “Seller” and, collectively, the “Sellers”), and Compass Group Diversified Holdings LLC, as representative of the Sellers (the “Seller Representative”).

RECITALS

Sellers desire to sell to RGF, and Buyers desire that RGF purchase from Sellers, 3,741,510.56 shares of the Company’s Class A Common Stock, $.001 par value per share, 2,436,750 shares of the Company’s Class B Common Stock, $.001 par value per share, 258,483 shares of the Company’s Class C Common Stock, $.001 par value per share, and 6,588,029 shares of the Company’s Class D Common Stock, $.001 par value per share (collectively, the “Shares”), representing all of the issued and outstanding shares of capital stock of the Company, for the consideration and on the terms set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Acquired Companies” means, collectively, the Company and its Subsidiaries.

“Adjustment Amount” means, as applicable, either (i) the amount by which Net Working Capital exceeds the Target Net Working Capital Amount, or (ii) the amount (which amount shall be deemed to be a negative number) by which Net Working Capital is less than the Target Net Working Capital Amount.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Option Termination Amount” has the meaning set forth in Section 2.2(a).

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Balance Sheet” has the meaning set forth in Section 3.6.

“Base Amount” has the meaning set forth in Section 2.4(b)(x).

“Breach” means any default under, breach of, violation or infraction of, inaccuracy in, or failure to perform or comply with, any representation, warranty, covenant, agreement or other obligation.

“Business” means the business of providing workforce solutions to serve the temporary staffing needs of employers throughout the United States.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the city of New York, New York.

“Buyer” and “Buyers” have the meaning set forth in the first paragraph of this Agreement.

“Buyer Indemnified Persons” has the meaning set forth in Section 8.2(a).

“Buyer Representative” means RGF.

“Cap” has the meaning set forth in Section 8.4(a).

“Cash” means, at any time, the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities and short term investments but excluding cash received from Buyers on the Closing Date) of the Acquired Companies determined in accordance with GAAP. For the avoidance of doubt, Cash excludes restricted cash.

“CGM” means Compass Group Management LLC, a Delaware limited liability company.

“CGM Management Services Agreement” means that certain Management Services Agreement originally dated as of October 13, 2000 by and between the Company and CGM (as successor to Kilgore Consulting II LLC), as amended through the Closing Date.

“Closing” has the meaning set forth in Section 2.2.

“Closing Balance Sheet” has the meaning set forth in Section 2.5(a).

“Closing Date” means the date of this Agreement.

“COBRA” has the meaning set forth in Section 3.15(c).

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Benefit Plan” has the meaning set forth in Section 3.15(j)(i).

“Company IPO Expenses” means the collective amount of all costs, fees, expenses and other amounts owing to third parties incurred prior to the Closing by the Company on behalf of the Acquired Companies or the Sellers relating to, arising out of or in connection with initial public offering contemplated by that certain Form S-1 registration statement initially filed by the Company on May 16, 2011.

“Company Options” means all options to purchase shares of capital stock of the Company, including options granted under that certain 1999 Amended and Restated Option Plan of the Company, approved by the Company’s board of directors on September 6, 2000 and the Company’s 2009 Stock Option Plan, approved by the Company’s board of directors on July 29, 2009.

“Company Registered IP” has the meaning set forth in Section 3.12(a).

“Company Transaction Expenses” means the collective amount of all costs, fees, expenses and other amounts owing to third parties incurred prior to or in connection with the Closing by the Company on behalf of the Acquired Companies or the Sellers relating to, arising out of or in connection with planning, structuring, negotiating or consummating the Contemplated Transactions to the extent, if any, unpaid as of immediately prior to the Closing, including, without duplication, (a) all costs, fees, expenses and other amounts incurred or payable by the Company in connection with terminating the CGM Management Services Agreement and the Staffing Holding Management Services Agreement and fees and expenses of Representatives of the Acquired Companies or the Sellers, (b) any Transaction Compensation, (c) fees and expense reimbursements payable to UBS Investment Bank and (d) any legal, accounting, financial advisory and other third party advisory or consulting fees and expenses.

“Compass” means Compass Group Diversified Holdings LLC, a Delaware limited liability company.

“Compass Credit Facility” means that certain Amended and Restated Credit Agreement, originally dated as of November 21, 2006, by and between the Company and Compass, as amended through the Closing Date.

“Compass Payoff Letter” means that certain payoff letter evidencing the Debt to be Repaid to Compass (the “Compass Payoff Letter”), a copy of which is attached hereto as Exhibit C.

“Confidentiality Agreement” has the meaning set forth in Section 9.3.

“Consent” means any notices to or filings with, or approval, consent, ratification, waiver or other authorization (including any Governmental Authorization) of, any Governmental Body or other Person.

“Contemplated Transactions” means the sale of the Shares by Sellers to Buyers pursuant to this Agreement and the performance by Buyers and Sellers of their respective obligations under this Agreement and the other Transaction Documents.

“Contract” means any agreement, commitment, contract, lease, license, mortgage, indenture instrument, note, obligation, promise, or undertaking (whether written or oral), including all amendments thereto.

“Debt to be Repaid” means all payment obligations (including principal, accrued interest, penalties, fees and premiums, but excluding any amounts with respect to undrawn letters of credit (other than commitment or ticking fees, which shall be included) of the Acquired

Companies as of the Closing Date in respect of, without duplication, (a) indebtedness for borrowed money (including under the Compass Credit Facility), (b) indebtedness evidenced by notes, bonds, debentures or similar Contracts, (c) indebtedness for the deferred purchase price of property, goods or services (other than trade payables or accrued expenses incurred in the Ordinary Course of Business), (d) indebtedness arising under Contracts relating to interest rate protection, swap or other hedging agreements (valued at the termination value thereof), (e) all capitalized lease obligations, synthetic lease obligations and sale leaseback obligations, whether secured or unsecured, (f) all obligations under conditional sale or other title retention agreements relating to any purchased property, and (g) all guarantees and keepwell arrangements of the Acquired Companies of any indebtedness of any other Person falling within the foregoing clauses (a) through (f), in each case in respect of any of the foregoing as if it were paid or satisfied in full as of the Closing Date.

“D&O Insurance” means the director and officer tail insurance purchased or to be purchased by the Company with respect to pre-Closing periods.

“Encumbrance” means any mortgage, pledge, conditional sale, restriction on transfer of title, security interest, lien or charge of any kind or any covenant, condition, restriction or other matter affecting title or right to real property.

“Escrow Agent” means U.S. Bank, National Association.

“Escrow Agreement” means that certain escrow agreement, dated of even date herewith, by and among the Seller Representative and the Buyer Representative, a copy of which is attached hereto as Exhibit A.

“Equity Securities” has the meaning set forth in Section 3.4.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” has the meaning set forth in Section 3.15(j)(iii).

“Estimated Adjustment Amount” has the meaning set forth in Section 2.4(a).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.4(a).

“Executive Employment Agreements” has the meaning set forth in Section 2.3(a)(vi).

“Financial Statements” has the meaning set forth in Section 3.6.

“Fundamental Representations” has the meaning set forth in Section 8.1.

“GAAP” means the generally accepted United States accounting principles.

“Governmental Authorization” means any approval, Consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement and all exemptions from requirements to obtain or apply for any of the foregoing.

“Governmental Body” means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Holdback Agent” has the meaning set forth in Section 9.12(b).

“Income Tax” means any Tax imposed on or determined in whole or in part with reference to income, gross receipts, profits or similar measure, including any interest, penalty or other addition with respect thereto.

“Independent Accountant” means the Los Angeles, California office of PriceWaterhouseCoopers.

“Intellectual Property” means all domestic and foreign intellectual property rights of any kind, including both statutory and common law rights, throughout the world, as applicable, including without limitation all (a) patents (including design patents, industrial designs and utility models) and patent applications (including patent disclosures, reissues, divisions, continuations-in-part and extensions), inventions and improvements thereto; (b) trademarks, service marks, certification marks, trade names, trade dress, logos, business and product names, slogans (whether or not registered), and registrations and applications for registration thereof; (c) copyrights and copyrightable works (whether or not published) and registrations thereof; (d) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information (including customer lists, pricing information, menus and order guides); (e) computer software, firmware, data and documentation; (f) mask works and registrations thereof; (g) internet domain names; (h) copies and tangible embodiments of any of the foregoing (in whatever form or medium, including electronic media); and (i) licenses of any of the foregoing.

“Intercompany Loan Agreement” means that certain loan agreement, dated of even date herewith, by and among the Company and Buyers, a copy of which is attached as Exhibit B hereto.

“Interim Balance Sheet” has the meaning set forth in Section 3.6.

“Interim Financial Statements” has the meaning set forth in Section 3.6.

“Internal Revenue Service” or “IRS” means the United States Internal Revenue Service.

“IRC” means the Internal Revenue Code of 1986 or any successor law, and regulations issued pursuant to the Internal Revenue Code or any successor law.

“IT Assets” has the meaning set forth in Section 3.12(e).

“Knowledge of the Company” means the actual knowledge of Lesa J. Francis, William E. Aglinsky, Kathryn S. Bernard and Suzanne M. Perry after reasonable inquiry of their direct reports.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, decree, judgment, law, ordinance, principle of common law, regulation, rule, statute, or treaty.

“Liability” means any direct or indirect indebtedness, liability, commitment or other obligation of any kind or character, whether fixed or unfixed, known or unknown, asserted or unasserted, secured or unsecured, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, joint or several, due or to become due, incurred, absolute, contingent or otherwise, and whether or not the same is required to be accrued on the financial statements of any Person.

“Litigation Dispositive Event” means, with respect to the Proceedings disclosed on Schedule 8.2(a)(iv), a Governmental Body deciding a motion in favor of the Company that finally resolves a material portion of the potential liability relating to such Proceedings.

“Litigation Escrow Amount” means $5,000,000 (five million dollars).

“Losses” means (i) all claims, damages, judgments, fines, losses, Liabilities, penalties, costs, Taxes, expenses, or other damages, whether or not foreseeable, (ii) all amounts paid incident to any compromise or settlement of any claim, Proceeding, lawsuit or arbitration, (iii) all costs and expenses of investigating any such claim, Proceeding, lawsuit or arbitration and (iv) all reasonable attorneys’, experts’, consultants’ and other similar fees incurred in connection therewith.

“Material Adverse Effect” means any change, circumstance or event that has a material adverse effect on the Business, assets, results of operations, financial condition or Liabilities of the Acquired Companies, taken as a whole, or a material adverse effect on the Company’s ability to consummate the Contemplated Transactions; provided, however, that in determining whether a Material Adverse Effect has occurred the impact of the following shall not be taken into account: (i) any change in laws, rules or regulations or interpretations thereof by courts or Governmental Bodies after the Closing Date; (ii) any change in GAAP after the Closing Date; (iii) any act of terrorism or war or the escalation of hostilities; (iv) any change in conditions in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (v) any failure by the Acquired Companies to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending before or after the Closing Date, provided that this clause (v) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts or revenue or earnings predictions that has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); (vi) the result of the announcement or pendency of any of the Contemplated Transactions; and (vii) any action or omission of the Acquired Companies required by this Agreement or taken with the express prior written consent of Buyers, except, in the case of clauses (i), (ii), (iii) and (iv), to the extent the Acquired Companies, taken as a whole, are disproportionately affected by such effect compared to persons engaged in the business in which the Acquired Companies operate.

“Material Contract” has the meaning set forth in Section 3.11(a).

“Net Working Capital” has the meaning set forth in Section 2.5(a).

“Non-Public Stockholder Indemnification Escrow Amount” means $4,156,223.49.

“Option Cancellation Agreement” has the meaning set forth in Section 2.2(a).

“Option Holder” means each holder of Company Options, as set forth in Schedule 1.1.

“Option Payment Liabilities” means the employer-share of any payroll Taxes (e.g., social security, Medicare, unemployment insurance, worker’s compensation insurance, etc.) due upon payment of any portion of the Aggregate Option Termination Amount.

“Order” means any award, decision, injunction, judgment, decree, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” means any action taken by the Acquired Companies in the ordinary course of business consistent with their past custom and practice.

“Organizational Documents” means any of the following, as applicable, (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Payoff Letter(s)” means the Compass Payoff Letter and each other customary pay-off letter evidencing the Debt to be Repaid, if any, to other than Compass in form and substance satisfactory to Buyers.

“Permitted Encumbrance” means (a) liens securing Taxes, assessments, fees or other governmental charges or levies not yet delinquent; (b) Encumbrances which do not individually or in the aggregate materially detract from the value, or materially impair the use of, properties currently used; (c) inchoate mechanics and materialmen’s liens with respect to amounts not yet due and payable for construction in progress; (d) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance, social security and other similar laws which are not material, individually or in the aggregate; (e) Encumbrances granted to any lender at the Closing in connection with any financing by the Buyers of the Contemplated Transactions hereby and (f) any Encumbrances listed in Schedule 1.2.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Post-Closing Straddle Period” has the meaning set forth in Section 6.2(a)(ii).

“Post-Closing Tax Period” means any Tax period beginning and ending after the Closing Date.

“Pre-Closing Straddle Period” has the meaning set forth in Section 6.2(a)(ii).

“Pre-Closing Tax Period” has the meaning set forth in Section 6.2(a)(i).

“Pre-Closing Tax Refund” has the meaning set forth in Section 6.2(b)(i).

“Prior Policy” has the meaning set forth in Section 3.18(b).

“Pro Rata Percentage” means, with respect to each Seller, the percentage expressed by the quotient obtained by dividing (x) the total number of Shares owned by such Seller immediately prior to the Closing by (y) the total number of Shares. The Pro Rata Percentage of each Seller is set forth on Schedule 1.3.

“Proceeding” means any action, arbitration, audit, claim, complaint, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” means the Base Amount plus the Adjustment Amount less the Debt to be Repaid.

“Receipt” means that certain receipt, dated of even date herewith, by and among the Company and Buyers, a copy of which is attached as Exhibit F hereto.

“Recruit” has the meaning set forth in the first paragraph of this Agreement.

“Related Person” means with respect to a particular individual:

(a) each other member of such individual’s Family;

(b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, or is directly or indirectly controlled by, such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest;

(e) any Person with respect to which such specified Person serves as a general partner or trustee (or in a similar capacity); and

(f) any Related Person of an individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) a parent, child, sibling, nephew or niece of the individual or the individual’s spouse, and (iv) any other natural person who resides with such individual and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

“Release” has the meaning set forth in Section 9.14.

“Released Claim” has the meaning set forth in Section 9.14.

“Releasee” has the meaning set forth in Section 9.14.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“RGF” has the meaning set forth in the first paragraph of this Agreement.

“Section 1542” has the meaning set forth in Section 8.2(c).

“Securities Act” means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Seller Expense Holdback Amount” means $200,000 (two hundred thousand dollars).

“Seller Indemnified Persons” has the meaning set forth in Section 8.3.

“Seller Representative” has the meaning set forth in the first paragraph of this Agreement.

“Sellers” has the meaning set forth in the first paragraph of this Agreement.

“Shares” has the meaning set forth in the Recitals of this Agreement.

“Staffing Holding” means Staffing Holding LLC, a Delaware limited liability company.

“Staffing Holding Management Services Agreement” means that certain Management Services Agreement, originally dated as of January 21, 2008, by and between the Company and Staffing Holding, as amended through the Closing Date.

“Straddle Period” has the meaning set forth in Section 6.2(a)(ii).

“Subsidiary” means, with respect to any Person (the “Owner”), each other Person that is a corporation, joint venture, trust, partnership, limited liability company or other entity (i) of which the securities or other interests having the power to elect a majority of that other Person’s board of directors or similar governing body are held by the Owner or one or more of its Subsidiaries (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), or (ii) over which the Owner has, directly or indirectly, the power to direct its business and policies.

“Survival Period” has the meaning set forth in Section 8.1.

“Target Net Working Capital Amount” means $53,498,780.

“Tax” means any tax (including income, gross receipts, windfall profit, occupation, license, registration, production, intangibles, inventory and merchandise, commercial activities, capital gains, capital stock, capital structure, transfer, value-added, franchise, excise, payroll, employment, severance, social security, unemployment, disability, workers’ compensation, environmental, ad valorem, alternative, minimum, add-on, escheat or unclaimed property, sales, use, real and personal property, estimated, stamp, recording, withholding and other taxes), fee, impost, levy, assessment, tariff, duty (including any customs duty) or deficiency, and any other related charge or amount of any kind whatsoever (including any fine, penalty, interest, or addition to tax), whether payable directly or by withholding and whether or not disputed, and any liability for any of the foregoing pursuant to Treas. Reg. §1-1502-6 (or any similar provision of state, local or foreign tax Legal Requirements), as transferee or successor, by contract or otherwise, imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, fee, impost, levy, assessment, tariff, duty or deficiency.

“Tax Claim” means a notice of Tax deficiency, proposed Tax adjustment, Tax assessment, Tax audit, Tax examination or other administrative or court proceeding, suit, dispute or other similar claim with respect to Taxes.

“Tax Escrow Amount” means $6,000,000 (six million dollars).

“Tax Return” means any return (including any information return), report, election, estimated tax filing, custom filing, declaration, claim for refund, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax, including any amendments, supporting schedules or attachments thereto.

“Tenant Estoppels” mean those certain tenant’s estoppel certificates, dated as of October 14, 2011, delivered by the Company to CBD Investments Ltd Partnership I and RSJJ Investments Ltd. LLC.

“Third-Party Claim” has the meaning set forth in Section 8.5(a).

“Threshold” has the meaning set forth in Section 8.4(a).

“Transaction Compensation” means all special, closing, change-in-control, retention or other extraordinary bonus or other compensation or payment paid or payable by or on behalf of the Company or its Subsidiaries (whether prior to, at or after the Closing) to current or former directors, officers, employees, or consultants of the Company in connection with this Agreement or the Contemplated Transactions, together with any Taxes incurred by the Company in respect thereof; provided, however, that “Transaction Compensation” shall not include amounts paid or payable to such persons in exchange or cancellation of Company Options pursuant to the terms hereof.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Payoff Letter(s) and the Option Cancellation Agreements.

“Transaction Tax Benefit” has the meaning set forth in Section 6.2(b)(iii).

“Transaction Tax Deductions” has the meaning set forth in Section 6.2(a)(ii).

“Workers’ Compensation Letters of Credit” has the meaning set forth in Section 3.18(f).

“Workers’ Compensation Policies” has the meaning set forth in Section 3.18(a)(ii).

“Working Capital Holdback Amount” means $3,500,000 (three million five hundred thousand dollars).

“Year-End Financial Statements” has the meaning set forth in Section 3.6.

2.	SALE AND TRANSFER OF SHARES; CLOSING

2.1	SHARES

Upon and subject to the terms and conditions of this Agreement, Sellers hereby sell and transfer the Shares to RGF, and RGF hereby purchase the Shares from Sellers. In consideration for the Shares, Buyers shall make the payments set forth in Section 2.4(b) and Section 2.5(c), if any.

2.2	CLOSING

The closing of the purchase and sale of the Shares provided for in this Agreement (the “Closing”) will take place at the offices of Company’s counsel, Squire, Sanders & Dempsey (US) LLP, 221 East 4th Street, Suite 2900, Cincinnati, Ohio 45202, and will be deemed to have taken place at 11:59 p.m. (local time) on the date hereof, or at such other time and place as the parties may agree. At the Closing, in addition to such other actions as may be provided for herein:

(a) all Company Options that are outstanding immediately prior to the Closing shall be canceled, effective immediately prior to the Closing, pursuant to agreements between the Company and each Option Holder, each substantially in the form of Exhibit D attached hereto, entered into on or prior to the Closing Date (each an “Option Cancellation Agreement”), in exchange for the right of each such holder to receive a cash payment conditioned upon Closing in the amount set forth next to such holder’s name on Schedule 2.2(a) (the aggregate amount of all such cash payments being herein referred to as the “Aggregate Option Termination Amount”), net of any required Taxes;

(b) each of the CGM Management Services Agreement and the Staffing Holding Management Services Agreement shall be terminated, effective immediately prior to the Closing, pursuant to agreements between the Company and each of CGM and Staffing Holding entered into on or prior to the Closing Date; and

(c) the Contracts and agreements (as they may be amended through the Closing Date) set forth on Schedule 2.2(c) shall be terminated effective immediately upon Closing and all obligations of the parties thereunder shall terminate without further action on the part of any of the parties thereto and be of no further force and effect and without any liability to any of the Acquired Companies or Sellers.

2.3	CLOSING DELIVERIES

At the Closing:

(a) Sellers will deliver, or cause to be delivered, to Buyers:

(i) this Agreement, duly executed by each Seller, the Company and the Seller Representative;

(ii) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to RGF;

(iii) a certificate of good standing (or equivalent certificate) for each of the Acquired Companies for the jurisdiction of its organization, together with a certified copy of the certificate of organization (or equivalent organizational document) (and all amendments thereto) for each such entity, in each case issued by the applicable Secretary of State as of a recent date;

(iv) a certificate of the Company certifying, individually and in the aggregate, the amount of Debt to be Repaid and the holder or holders thereof, together with Payoff Letters executed by the applicable lender and the Company that, with respect to the applicable Debt to be Repaid, certify the amount of such Debt to be Repaid, unconditionally commit to the release of all Encumbrances upon repayment of the applicable Debt to be Repaid, if any, securing such Debt to be Repaid and are otherwise reasonably acceptable to Buyers;

(v) a certificate of the Company certifying, individually and in the aggregate, the Company Transaction Expenses and Company IPO Expenses to be paid at Closing;

(vi) employment agreements, dated as of the Closing Date, between the Company and each of Lesa J. Francis and William E. Aglinsky, executed by such employees and the Company (the “Executive Employment Agreements”);

(vii) certified copies of the resolutions of the managers (or other applicable governing body) of each Seller that is not an individual and the Company, authorizing and approving the consummation of the Contemplated Transactions;

(viii) the Consents, if any, listed on Schedule 3.5(b) and Schedule 3.7(b), executed by the consenting party and effective upon Closing;

(ix) copies of the Option Cancellation Agreements, duly executed by the Company and each Option Holder;

(x) the Escrow Agreement, duly executed by the Seller Representative;

(xi) the Intercompany Loan Agreement duly executed by the Company;

(xii) a UCC-3 statement in recordable form and a release with the US Patent and Trademark Office, each reasonably acceptable to Buyers releasing all Encumbrances for borrowed money with respect to the Intellectual Property of the Acquired Companies

(xiii) a certificate that satisfies the requirements of Treasury Regulation Section 1.1445-2(c)(3), duly executed by an officer of the Company;

(xiv) the Receipt duly executed by the Company; and

(xv) such other duly executed documents and certificates as may be reasonably requested by Buyers prior to the Closing.

(b) Buyers will make the payments set forth in Section 2.4(b) and will deliver, or cause to be delivered, to or as directed by the Seller Representative:

(i) this Agreement duly executed by Buyers;

(ii) the Escrow Agreement, duly executed by the Buyer Representative and the Escrow Agent;

(iii) the Intercompany Loan Agreement duly executed by Buyers;

(iv) copies of the resolutions of the board of directors of Buyers, authorizing and approving the consummation of the Contemplated Transactions;

(v) the Receipt duly executed by the Buyers; and

(vi) such other duly executed documents and certificates as may be reasonably requested by the Seller Representative prior to the Closing.

(c) Buyers will cause to be delivered to or as instructed by the holder of each Workers’ Compensation Letter of Credit an irrevocable letter of credit, satisfactory in form and substance to the applicable holder, in substitution for the applicable Workers’ Compensation Letter of Credit.

2.4	ESTIMATED ADJUSTMENT AMOUNT; CLOSING DATE PAYMENTS

(a) Prior to Closing, the Seller Representative shall have caused the Company to prepare, in good faith and in accordance with GAAP (consistently applied in accordance with the accounting policies and practices used to prepare the Balance Sheet) an estimated balance sheet as of immediately prior to the Closing on the Closing Date (the “Estimated Closing Balance Sheet”), and, based on the Estimated Closing Balance Sheet, shall have delivered to Buyers, a statement evidencing the Company’s estimation of Net Working Capital and the Adjustment Amount (the “Estimated Adjustment Amount”).

(b) At Closing, Buyers shall make or cause to be made the following distributions, in each case by wire transfer of immediately available funds:

(i) on behalf of the Company and its Subsidiaries, the Debt to be Repaid in accordance with the Payoff Letters;

(ii) on behalf of the Company and its Subsidiaries and subject to Section 2.4(c), the Company Transaction Expenses and Company IPO Expenses set forth in the certificate of the Company delivered pursuant to Section 2.3(a)(v) to the Persons specified by Seller Representative in writing;

(iii) the Working Capital Holdback Amount to the Escrow Agent, to be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement and Section 2.5(c) hereof;

(iv) the Non-Public Stockholder Indemnification Escrow Amount to the Escrow Agent, to be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement and Sections 8.7(a) and 8.8(a) hereof;

(v) the Litigation Escrow Amount to the Escrow Agent, to be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement and Sections 8.7(b) and 8.8(b) hereof;

(vi) the Tax Escrow Amount to the Escrow Agent, to be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement and Sections 6.2(d) and 8.8(c) hereof;

(vii) the Seller Expense Holdback Amount to the Holdback Agent to be held and disbursed by the Holdback Agent in accordance with Section 9.12(e) hereof;

(viii) subject to Section 2.4(c), the Aggregate Option Termination Amount to the Company; and

(ix) to each Seller, the amount equal to such Seller’s Pro Rata Percentage of (i) $295,000,000 (295 million dollars) (the “Base Amount”) plus (ii) the Estimated Adjustment Amount less (iii) the Debt to be Repaid less (iv) the Company Transaction Expenses and Company IPO Expenses set forth in the certificate of the Company delivered pursuant to Section 2.3(a)(iv) less (v) the Working Capital Holdback Amount less (vi) the Non-Public Stockholder Indemnification Escrow Amount less (vii) the Litigation Escrow Amount less (viii) the Tax Escrow Amount less (ix) the Seller Expense Holdback Amount less (x) the Aggregate Option Termination Amount.

(c) Buyer shall cause the Company:

(i) to the extent that the certificate of the Company delivered pursuant to Section 2.3(a)(v) specifies that any Company Transaction Expenses and Company IPO Expenses are to be paid to the Company for subsequent payment by the Company to another Person, promptly upon receipt thereof, to make the subsequent payments in accordance with such certificate; and

(ii) promptly upon receipt of the Aggregate Option Termination Amount, to pay to each Option Holder that portion of the Aggregate Option Termination Amount set forth on Schedule 2.2(a) for such Option Holder, less any Taxes in respect thereof withheld and deposited with the Company pursuant to Section 2.6.

2.5	ADJUSTMENT PROCEDURE

(a) For purposes hereof, “Net Working Capital” shall mean the amount, calculated based on a balance sheet prepared as of immediately prior to the Closing on the Closing Date (the “Closing Balance Sheet”), equal to all current assets of the Acquired Companies (including Cash but excluding deferred tax assets, any other Income Tax assets, if any, and related party items released or satisfied at Closing (including intercompany items)) as of such time minus all current liabilities of the Acquired Companies (including Option Payment Liabilities, but excluding Debt to be Repaid, deferred tax liabilities, any liabilities or reserves for Income Taxes, if any, all Company Transaction Expenses and Company IPO Expenses to the extent paid at or in connection with Closing and other related party items released or satisfied at or in connection with Closing (including intercompany items, accrued management fees and accrued former CEO consulting fees and the Aggregate Option Termination Amount)) as of such time, in each case without duplication. The Closing Balance Sheet shall include an accrual for the D&O Insurance, if such expense has not been paid by the Closing. An example of the calculation of Net Working Capital assuming a September 30, 2011 Closing Date is appended hereto as Exhibit E.

(b) Within 60 days after the Closing Date, Buyers shall prepare and deliver to the Seller Representative its determination of the Closing Balance Sheet and, based thereon, its determination of Net Working Capital and a proposed Adjustment Amount. The Closing Balance Sheet shall be prepared in accordance with GAAP (consistently applied in accordance with the accounting policies and practices used to prepare the Balance Sheet); provided, however, that in the case of a conflict between GAAP and consistency, GAAP shall control. The Seller Representative may object to Buyers’ determination of the Adjustment Amount by delivery of a written statement of objections (stating the basis of the objections with reasonable specificity) to Buyers within 30 days following delivery to the Seller Representative of the Closing Balance Sheet and Buyers’ determination of Net Working Capital and a proposed Adjustment Amount; provided, however, that the only bases for objecting shall be (i) non-compliance with this Section 2.5(b) and (ii) computational errors in the calculation of Net Working Capital or the Adjustment Amount. If the Seller Representative makes such objection, then Buyers and the Seller Representative shall seek in good faith to resolve all disagreements set forth in such written statement of objections within 20 days following the delivery thereof to Buyers. If the Seller Representative does not make an objection within such 30-day period, the Closing Balance Sheet proposed by Buyers and, based thereon, the Net Working Capital and the Adjustment Amount shall be considered final and binding upon the parties.

(c) If the Adjustment Amount as finally determined is:

(i) less than the Estimated Adjustment Amount, then, within 5 Business Days of final determination of the Adjustment Amount, (A) RGF and the Seller Representative shall in accordance with the terms of the Escrow Agreement direct the Escrow Agent to promptly pay to RGF from the Working Capital Holdback Amount the amount of such short fall up to the full Working Capital Holdback Amount (plus accrued interest, if any), and to the extent that the Working Capital Holdback Amount exceeds such short fall, to pay to each Seller such Seller’s Pro Rata Percentage of such excess, and (B) to the extent that the Working Capital Holdback Amount is less than such short fall, (x) Compass shall pay to Buyers, in immediately available funds, by wire transfer to such bank account of Buyers, Compass’ Pro Rata Percentage of the balance of such short fall and (y) with respect to Sellers other than Compass, Buyers and the Seller Representative shall in accordance with the terms of the Escrow Agreement direct the Escrow Agent to promptly pay to Buyers from the Non-Public Stockholder Indemnification Escrow Amount the remaining amount of such short fall up to the full Non-Public Stockholder Indemnification Escrow Amount (plus accrued interest, if any), and to the extent that the Non-Public Stockholder Indemnification Escrow Amount is less than such remaining short fall, each Seller (other than Compass) shall pay to Buyers, in immediately available funds, by wire transfer to such bank account of Buyers, or by such other means, as Buyers shall specify in writing to the Seller Representative, such Seller’s Pro Rata Percentage of the balance of such remaining short fall; or

(ii) greater than the Estimated Adjustment Amount, then, within 5 Business Days of final determination of the Adjustment Amount, (A) Buyers or the Company shall pay to each Seller such Seller’s Pro Rata Percentage of the amount of such excess, in immediately available funds, by wire transfer to such bank account or accounts of such Seller, or by such other means, as the Seller Representative shall specify in writing to Buyers, and (B) RGF and the Seller Representative shall in accordance with the terms of the Escrow Agreement direct the Escrow Agent to promptly pay to each Seller such Seller’s Pro Rata Percentage of the Working Capital Holdback Amount (plus accrued interest, if any).

(d) After the Closing, Buyers shall permit the Seller Representative and its representatives to have reasonable access to, and to examine and make copies of, the books and records of the Acquired Companies for purposes of timely reviewing Buyers’ Closing Balance Sheet and calculations of Net Working Capital and the Adjustment Amount, and preparing any written statement of objections to the calculation of Net Working Capital and the Adjustment Amount.

(e) In the event Buyers and the Seller Representative are unable to agree on the final Adjustment Amount, either party may elect, by written notice to the other party, to have such disagreement resolved by the Independent Accountant. The Independent Accountant shall make a final and binding resolution of the Adjustment Amount and, based thereon, the Purchase Price. The Independent Accountant will only consider those items and amounts in dispute, and shall be instructed that, in making its final and binding resolution of any particular item, it shall apply the standard set forth in Section 2.5(b); provided, however, that it may not resolve any amounts in dispute such that the resolution is greater than the greatest amount proposed by the parties or less than the least amount proposed by the parties. No appeal from such determination shall be permitted. The Independent Accountant shall be further instructed to use every reasonable effort to perform its services within 30 days after submission of the Closing Balance Sheet to it, and in any case, as soon as practicable after such submission. The costs and expenses for the services of the Independent Accountant shall be borne by the party whose proposed calculation of the Adjustment Amount deviates the greatest from that as finally determined by the Independent Accountant. Judgment upon any award or decision by the Independent Accountant may be enforced by any court having jurisdiction thereof.

2.6	TAX WITHHOLDINGS

Buyers shall be entitled to deduct and withhold from any payments made pursuant to this Agreement any amounts required to be deducted and withheld under the IRC or other applicable Legal Requirement, and shall timely remit any such withheld amounts to the appropriate Governmental Body as required by all applicable Legal Requirements. In addition, if requested by Seller Representative, Buyers shall permit to be deposited with the Company from any amount payable or otherwise deliverable pursuant to this Agreement to any Option Holder or other Person such portion thereof as may be required to be deducted or withheld therefrom under the IRC or any Legal Requirement, and shall cause the Company to timely pay such amounts to the applicable taxing authority. To the extent any such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.7	CHARACTERIZATION OF PAYMENTS

Except as set forth in the next sentence, the payments made pursuant to Section 2.4(b) shall be considered payments from the Buyer to the Sellers. Payments made pursuant to Section 2.4(b)(i), Section 2.4(b)(ii), and Section 2.4(b)(viii) shall be considered payments on behalf of the Company and in respect of obligations and liabilities of the Company.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyers as follows:

3.1	ORGANIZATION AND GOOD STANDING

The Company is a corporation duly organized, validly existing and in good standing, and each of the other Acquired Companies is a corporation or limited liability company, as applicable, validly existing and in good standing, under the laws of the jurisdiction of its organization. Each of the Acquired Companies has full corporate or limited liability company, as applicable, power and authority to carry on its business as now being conducted and to own or lease and to operate its properties. Each of the Acquired Companies is licensed, qualified or registered to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction specified in Schedule 3.1 or in which the nature of the Business as now conducted by such Acquired Company or the property owned or leased by such Acquired Company makes such licensing, qualification or registration necessary, except where the failure to be so licensed, qualified or registered would not reasonably be expected to have a Material Adverse Effect.

3.2	AUTHORITY

The Company has the requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder, and to consummate the Contemplated Transactions (subject to the authorizations, consents and approvals described in Section 3.5 below, if any). The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation of the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of the Company, including the approval of the Company’s board of directors, and no other corporate action or proceeding on the part of the Company, and no stockholder votes are necessary. This Agreement and each of the other Transaction Documents to which the Company is party has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Buyers, constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

3.3	CAPITALIZATION

(a) The authorized capital stock of the Company consists of 5,000,000 shares of Class A Common Stock, $.001 par value per share, of which 3,741,510.56 shares are issued and outstanding; 5,000,000 shares of Class B Common Stock, $.001 par value per share, of which 2,436,750 shares are issued and outstanding; 2,000,000 shares of Class C Common Stock, $.001 par value per share, of which 258,483 shares are issued and outstanding; and 10,000,000 shares of Class D Common Stock, $.001 par value per share, of which 6,588,029 shares are issued and outstanding. As of the Closing, there will be no outstanding awards and rights under the Company Benefit Plans. All of the Shares have been duly authorized and validly issued and are held of record by the respective Sellers as set forth in Schedule 3.3, and are fully paid, non-assessable and free of preemptive rights. None of the Shares were issued in violation of any preemptive rights, rights of first refusal or other similar rights. Except as set forth in Schedule 3.3, (i) there are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter, (ii) there are no outstanding options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate the Company to issue, transfer or sell any shares of capital stock of the Company, (iii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its shares of capital stock, and (iv) the Company is not under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act. There are no irrevocable proxies or voting agreements with respect to any shares of the capital stock of the Company. At Closing, the Shares purchased by RGF from Sellers will constitute all of the issued and outstanding equity interests of the Company.

(b) True and complete copies of each agreement pursuant to which outstanding Company Options have been granted have been made available to Buyers prior to the date hereof.

(c) Each grant of Company Options was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Company’s board of directors (or a duly authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and each Company Option grant was made in accordance with the terms of the Company Benefit Plans and all other applicable laws. Each Company Option intended to qualify as an “incentive stock option” under IRC Section 422, if any, so qualifies. All Company Options have been validly issued and properly approved by the Company’s board of directors (or a duly authorized committee thereof) in compliance with all applicable law and recorded on the Financial Statements in accordance with GAAP, consistently applied. Each Company Option shall be cancelled immediately prior to, but conditioned upon, the Closing as set forth in Section 2.2(a).

3.4	SUBSIDIARIES

Except for the Subsidiaries set forth in Schedule 3.4, the Company has no Subsidiaries or any direct or indirect ownership interest in any Person. Schedule 3.4 lists for each Acquired Company (other than the Company) the authorized capital stock or similar security, as applicable, of such Acquired Company (the “Equity Securities”), and the number and type of Equity Securities issued and outstanding. All of the outstanding Equity Securities have been duly authorized, validly issued and are held of record by the Company or another Acquired Company and are fully paid, nonassessable, and free of preemptive rights and Encumbrances. Except as set forth in Schedule 3.4, (i) there are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holder of the Equity Securities of any Acquired Company on any matter, (ii) there are no outstanding options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate such Acquired Company to issue, transfer or sell any Equity Securities, (iii) there are no outstanding contractual obligations of such Acquired Company to repurchase, redeem or otherwise acquire any of its Equity Securities, and (iv) no Acquired Company is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its Equity Securities under the Securities Act. There are no irrevocable proxies or voting agreements with respect to any Equity Securities.

3.5	NO VIOLATION; CONSENTS

(a) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Contemplated Transactions by the Company, do not and will not (with or without the giving of notice, the lapse of time, or both) (i) conflict with, or result in a violation of any Legal Requirement in effect on the Closing Date applicable to the Acquired Companies or their assets or properties, (ii) conflict with, or result in a violation of, any of the Organizational Documents of the Acquired Companies, or (iii) result in a material breach of, or constitute a material default under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the material assets or material properties of, the Acquired Companies pursuant to any Contract or other agreement to which any Acquired Company is a party.

(b) No Consent is necessary for the execution, delivery or performance by the Company of this Agreement or any of the other Transaction Documents to which it is a party or the consummation of the Contemplated Transactions by the Company, except for (i) applicable requirements, if any, under federal or state securities or “blue sky” Legal Requirements, (ii) Consents, if any, set forth on Schedule 3.5(b), (iii) Consents, if any, set forth on Schedule 3.7(b), or (iv) Consents the failure of which to obtain or make would not be material.

3.6	FINANCIAL STATEMENTS

The Company has delivered, or caused to be delivered, to Buyers: (i) audited consolidated financial statements of the Company for the years ended December 31, 2009 and 2010 (including the related notes and schedules, the “Year-End Financial Statements”), and (ii) unaudited consolidated financial statements of the Company for the seven-month period ended July 31, 2011 (the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”). The consolidated balance sheet of the Company (i) as at December 31, 2010 is referred to herein as the “Balance Sheet,” and (ii) as at July 31, 2011 is referred to as the “Interim Balance Sheet.” The Financial Statements have been derived from the books and records of the Acquired Companies, which books and records have been maintained in all material respects in accordance with reasonable business practices and all applicable Legal Requirements and reflect all financial transactions of the Company and its Subsidiaries which are required to be reflected in accordance with GAAP, consistently applied. The Year-End Financial Statements were prepared in accordance with GAAP, consistently applied, and fairly present the consolidated financial position of the Acquired Companies as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. The Interim Financial Statements were prepared in a manner consistent with the Company’s past practice with respect to the preparation of interim reports. The Interim Financial Statements fairly present the consolidated financial position of the Acquired Companies as of the date thereof and the results of their operations for the period then ended and were prepared in accordance with GAAP (except as may otherwise be stated in the interim reports) applied on a basis consistent with the Year-End Financial Statements, in each case subject to normal year-end adjustments and the absence of notes.

3.7	PROPERTIES

(a) The Acquired Companies own no real properties. All of the real properties leased by the Acquired Companies on the Closing Date are set forth in Schedule 3.7(a). True and correct copies of all lease agreements and any subsequent amendments of such lease agreements have been provided to Buyers and are listed in Schedule 3.7(a). Except as set forth in Schedule 3.7(a), the Acquired Companies are not subject to any real property leases, subleases or occupancy agreements pursuant to which an Acquired Company is the lessee, sublessee or occupant of any real property. The applicable lease for each location set forth in Schedule 3.7(a) is in full force and effect and, except as disclosed in Schedule 3.7(a), (i) neither the applicable Acquired Company nor, to the Knowledge of the Company, the lessor is in material Breach thereunder and (ii) no event has occurred which (after notice or lapse of time or both) would become a material Breach under, or would otherwise permit material modification of, or cancellation, acceleration or termination of, any applicable lease or would result in the creation of or right to obtain any Encumbrance upon, or any Person obtaining any right to acquire, any assets, rights or interests of the Acquired Companies. Furthermore, the consummation of the Contemplated Transactions will not result in a material Breach under any of the material lease agreements set forth on Schedule 3.7(a).

(b) Except as disclosed in Schedule 3.7(b), no Consent is necessary for the execution, delivery or performance of this Agreement by the Company or the other Transaction Documents to which it is a party or the consummation of the Contemplated Transactions by the Company pursuant to the lease agreements set forth on Schedule 3.7(a) the failure of which to obtain or make would be material.

(c) Except for properties and assets disposed of in the Ordinary Course of Business since the date of the Interim Balance Sheet, the Acquired Companies have good and marketable title to all of the material properties and assets included in the Interim Balance Sheet, free and clear of any Encumbrances other than Permitted Encumbrances. The Acquired Companies own, lease, license or otherwise have the contractual right to use all of the material personal property used in or necessary for the conduct of the Business as currently conducted.

(d) All statements and representations made in the Tenant Estoppels are true and correct in all respects.

3.8	LITIGATION; ORDERS

Except as disclosed on Schedule 3.8, (i) other than workers’ compensation Proceedings threatened to be brought or pending in the applicable state workers’ compensation administrative system but not yet or no longer pending in the applicable court system, there is no Proceeding pending or, to the Knowledge of the Company, threatened, against any of the Acquired Companies or their respective assets or properties or any of their respective directors, officers, employees or agents (in their capacities as such), or seeking to prevent, hinder or delay the Contemplated Transactions, and (ii) neither the Acquired Companies nor their respective assets or properties are subject to any material Order. Schedule 3.8 lists all material workers’ compensation Proceedings pending in the applicable court system as of October 14, 2011. To the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any material Proceeding.

3.9	TAX MATTERS

Except as disclosed on Schedule 3.9:

(a) The Acquired Companies have timely filed with the appropriate Governmental Body all federal and state Tax Returns, and all other material Tax Returns, required to have been filed by each of them, and have timely paid all Taxes shown to be due thereon (taking into account extensions), and all such Tax Returns are true, correct, and complete. The Acquired Companies have made available to Buyers correct and complete copies of (i) all United States federal and state Income Tax and other material Tax Returns, and closing agreements with respect to closed audits, (ii) with respect to unresolved audits, all examination reports explaining the grounds on which any taxing authority believes any Acquired Company may have an unsatisfied liability in respect of Taxes, and (iii) all statements of deficiencies assessed against or agreed to by any of the Acquired Companies, in each case for all Tax periods beginning after January 1, 2006 for which Tax Returns were required to be filed prior to the Closing Date.

(b) As of the Closing Date, (i) there are no pending, current or, to the Knowledge of the Company, threatened (either orally or in writing) claims, actions, audits, disputes, suits, proceedings, inquiries, arbitrations, mediations or investigations for the assessment or collection of Taxes with respect to any of the Acquired Companies, and all deficiencies proposed as a result of any prior such audits have been paid, reserved against, or settled, and (ii) there are no Encumbrances for Taxes (other than Permitted Encumbrances) against any of the assets of the Acquired Companies. None of the Acquired Companies has executed or filed with any Governmental Body any agreement extending the period for assessment or collection of any material income Taxes.

(c) All Taxes due and payable by the Acquired Companies, whether or not shown or reportable on any Tax Return, have been paid or an adequate reserve has been established on the books of the Acquired Companies in accordance with GAAP, consistently applied. The unpaid Taxes of the Acquired Companies as of the date of the Interim Balance Sheet did not exceed the accruals and reserves for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the face of the Interim Balance Sheet (rather than any notes thereto). Since the date of the Interim Balance Sheet, none of the Acquired Companies has incurred any liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(d) No Acquired Company has given or been requested to give waivers or extensions of any statute of limitations (which waiver or extension is still in effect) relating to the payment of Taxes, and no Acquired Company has requested any extension of time within which to file any currently unfiled Tax Return.

(e) All material Taxes that any Acquired Company is or was required to withhold or collect under all applicable Legal Requirements have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body. Each of the Acquired

Companies is in compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all applicable Legal Requirements. Each of the Acquired Companies has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales, payments or other transactions as to which such company otherwise would have been obligated to collect or withhold Taxes.

(f) The Acquired Companies are in material compliance with all state unemployment tax laws and regulations, and no Subsidiary has been created, registered in a state or dissolved for the purpose of unlawfully reducing the aggregate state unemployment tax liability of the Acquired Companies.

(g) Each of the Acquired Companies is in compliance with all “unclaimed funds” and “escheat laws” under applicable Legal Requirements in each jurisdiction where it operates.

(h) No Acquired Company is or has been a member of an affiliated group (other than the affiliated group of which the Company is the common parent) filing a consolidated federal income Tax Return, nor taken any other action that could result in liability for Taxes of an affiliated group (other than the affiliated group of which the Company is the common parent) or any Person under Treas. Reg. §1.1502-6 (or any similar provision of state, local or foreign law), including as a transferee or successor, by contract or otherwise. With respect to each Acquired Company, no claim has, at any time during the six (6) year period ending on the Closing Date, been made in writing by a Governmental Body in a jurisdiction where such Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction nor, to the Knowledge of the Company, is there any factual or legal basis for such claim.

(i) No Acquired Company is or has been a United States real property holding corporation within the meaning of IRC Section 897(c)(2) during the applicable period specified in IRC Section 897(c)(1)(A)(ii).

(j) None of the Acquired Companies (i) has agreed, nor to the Knowledge of the Company is required, to make any adjustment under IRC Section 481(a) or file Internal Revenue Service Form 3115 by reason of a change in accounting method or otherwise that will affect the liability of Buyers for Taxes, or (ii) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period or Post-Closing Straddle Period, in each case as a result of any (w) closing agreement described in IRC Section 7121 or any similar Legal Requirement relating to state, local or foreign Taxes, (x) installment sale or open transaction disposition made before the Closing Date, (y) intercompany transaction or excess loss account described in Treasury Regulations promulgated under IRC Section 1502 or any similar Legal Requirement relating to state, local or foreign Taxes, and (z) prepaid amount received on or prior to the Closing Date.

(k) None of the Acquired Companies (i) has made an election, nor to the Knowledge of the Company is required, to treat any asset as owned by another person pursuant to the provisions of IRC Section 168(f) or as tax-exempt bond financed property or tax-exempt use property within the meaning of IRC Section 168 or under any comparable Legal Requirement relating to state, local or foreign Taxes, or (ii) owns any material assets that were financed directly or indirectly with, or that directly or indirectly secure, debt the interest on which is tax-exempt under IRC Section 103(a).

(l) None of the Acquired Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by IRC Section 355 or IRC Section 361.

(m) No Acquired Company is a party to any “Gain Recognition Agreement” as such term is used in the Treasury Regulations promulgated under IRC Section 367.

(n) No Acquired Company has applied for a ruling relating to Taxes from any Governmental Body nor entered into any closing agreement with any Governmental Body.

(o) No Acquired Company has, nor have any of them ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country.

(p) No Acquired Company has engaged, directly or indirectly, in a transaction that is a “reportable transaction” as defined in Treas. Reg. §1.6011-4(b) other than a “loss transaction” as defined in Treas. Reg. §1.6011-4(b)(5).

(q) None of the Acquired Companies is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to Taxes, or is a party to or bound by any written or unwritten Tax sharing or Tax allocation agreement or any other agreement providing for payments by the Acquired Companies with respect to Taxes.

(r) Each of the Acquired Companies is in material compliance with all transfer pricing rules.

(s) No power of attorney has been executed by or on behalf of any of the Acquired Companies with respect to any matters relating to Taxes that is currently in force.

(t) None of the Acquired Companies is party to any joint venture, partnership or other agreement, arrangement or Contract that is treated as a partnership for U.S. federal income Tax purposes.

(u) Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.9 are the sole and exclusive representations and warranties of the Company concerning Tax matters. Indemnification for the Breach of any of the representations and warranties in this Section 3.9 shall be governed by Section 6.2 (rather than Section 8.2) of this Agreement.

3.10	ABSENCE OF CERTAIN CHANGES

Except as set forth in Schedule 3.10, since the date of the Balance Sheet, each Acquired Company has conducted the Business only in the Ordinary Course of Business and none of the Acquired Companies has:

(a) experienced a Material Adverse Effect or any event that would reasonably be expected to have a Material Adverse Effect;

(b) declared, set aside, made, set a record date for or paid any dividend or other distribution in respect of its capital stock or Equity Securities, as applicable, or otherwise split, combined, purchased or redeemed, directly or indirectly, any shares of its capital stock or Equity Securities, as applicable;

(c) authorized for issuance, issued or sold any shares of any class of its capital stock, Equity Securities or other ownership interest, as applicable, or any securities convertible into or exchangeable for any such shares, Equity Securities or interest, or issued, sold, granted or entered into any subscription, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares, Equity Securities or interest or any securities convertible into or exchangeable for any such shares, Equity Securities or interest;

(d) sold, transferred, leased, assigned, licensed, pledged, encumbered, abandoned, permitted to lapse, failed to maintain or otherwise disposed of any of its assets, including but not limited to Intellectual Property, except in the Ordinary Course of Business;

(e) changed in any material respect its accounting practices, policies or principles except as required by any applicable Legal Requirements or GAAP;

(f) made or changed any Tax election or changed any Tax accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax Claim, intentionally surrendered any right to claim a refund of Taxes (other than by allowing a statute of limitations to lapse in a situation where no specific refund has been identified), or consented to any extension or waiver of the limitation period applicable to any Tax Claim or the payment of any Tax;

(g) made or committed to make any capital expenditures, except in the Ordinary Course of Business;

(h) instituted, settled or agreed to settle any material Proceeding or canceled or waived any material claims or rights;

(i) made any amendment or changes in the Organizational Documents of any Acquired Company;

(j) paid or committed to pay any increase in bonus, salaries or other compensation, or any change of control, severance or employment termination payment to any of their directors, officers or employees (except for non-material increases in the Ordinary Course of Business);

(k) adopted or increased (other than non-material increases in the Ordinary Course of Business) payments to or benefits under, any profit sharing, bonus, incentive or deferred compensation, savings, insurance, pension, retirement or other Company Benefit Plan;

(l) entered into, terminated, received notice of termination of (i) any license, agency, sales representative, joint venture or similar Contract, (ii) any employment, consulting, severance or similar Contract with any officer, director, manager, member or employee, or (iii) any other Contract or transaction, except in the Ordinary Course of Business, involving a total remaining commitment by or to the Acquired Companies in excess of $100,000 (one hundred thousand dollars); or

(m) entered into any agreement to take any of the foregoing actions.

3.11	MATERIAL CONTRACTS; DEFAULTS

(a) Schedule 3.11(a) sets forth a true and complete list, and the Company has provided access to Buyers to true and complete copies (including all amendments and extensions thereof), of each of the following Contracts to which any Acquired Company is a party as of the Closing Date (each, a “Material Contract”):

(i) any employment agreement, management consulting agreement or similar Contract (other than at-will employment arrangements) requiring payments by any of the Acquired Companies in excess of $125,000 (one hundred twenty-five thousand dollars) annually;

(ii) any Contract evidencing indebtedness for borrowed money in excess of $100,000 (one hundred thousand dollars);

(iii) any agreement relating to the development, ownership, licensing or use of any Intellectual Property (other than click-wrap, shrink-wrap or other software licenses generally commercially available on reasonable terms with annual, aggregate license, maintenance and support fees of less than $50,000 (fifty thousand dollars));

(iv) any Contract for capital expenditures committing the Acquired Companies, collectively, to such expenditures in excess of $100,000 (one hundred thousand dollars) per year;

(v) any Contract containing a covenant not to compete that impairs the ability of any Acquired Company to freely conduct the Business as such business is conducted on the Closing Date in any geographic area or any line of business;

(vi) Contracts providing for payments to or from the Acquired Companies, collectively, in excess of $100,000 (one hundred thousand dollars) for the purchase, sale or lease by any Acquired Company of finished products purchased for resale, materials, supplies, equipment or services;

(vii) any joint venture or partnership agreement;

(viii) any Contract that was not entered into in the Ordinary Course of Business providing for payments to or from the Acquired Companies, collectively, in excess of $100,000 (one hundred thousand dollars) per year, or that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;

(ix) any collective bargaining agreement and other Contract with any labor union or other employee representative of a group of employees;

(x) each Contract which provides for payment by any Acquired Company of commissions or similar payments (other than to employees of the Acquired Companies in the Ordinary Course of Business);

(xi) any power of attorney that is currently effective and outstanding;

(xii) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business;

(xiii) each amendment, supplement, and modification (whether oral or written) in respect of any Contract of the type described in subsections (i) through (xii) of this Section 3.11(a); and

(xiv) any outstanding binding commitment to enter into any Contract of the type described in subsections (i) through (xiii) of this Section 3.11(a).

(b) As of the Closing Date, (i) none of the Acquired Companies is in material Breach under any Material Contract and, to the Knowledge of the Company, no other party to any Material Contract is in material Breach under such Material Contract, (ii) no event has occurred which (after notice or lapse of time or both) would become a Breach under, or would otherwise permit modification, cancellation, acceleration or termination of, any Material Contract or would result in the creation of or right to obtain any Encumbrance upon, or any Person obtaining any right to acquire, any assets, rights or interests of the Acquired Companies, and (iii) each Material Contract is in full force and effect and is a valid and binding obligation of the applicable Acquired Company party thereto and, to the Knowledge of the Company, the other parties thereto, and none of the Acquired Companies has received written or, to the Knowledge of the Company, oral notice from any party to a Material Contract that such party intends either to materially adversely modify, cancel or terminate such Material Contract.

3.12	INTELLECTUAL PROPERTY

(a) Schedule 3.12(a) sets forth a list of all domestic and foreign (i) patents and patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright registrations and applications for registration thereof, and (iv) internet domain name registrations, in each case that are owned by the Acquired Companies (collectively, “Company Registered IP”). In addition, Schedule 3.12(a) lists all unregistered trademarks, service marks and computer software owned by the Acquired Companies that are material to the conduct of the business of the Acquired Companies. With respect to each item of Company Registered IP, either the Company or one of its Subsidiaries is the sole owner and possesses all right, title, and interest in and to the item, free and clear of any Encumbrance (other than Permitted Encumbrances).

(b) The Acquired Companies own or have the right to use all Intellectual Property necessary for the operation of their respective businesses as currently conducted.

(c) The Acquired Companies use commercially reasonable efforts, consistent with customary industry practices, to maintain, police and protect each item of Intellectual Property material to their businesses. The Acquired Companies require all employees who are provided with or otherwise exposed to any trade secrets or confidential information of any Acquired Company to execute confidentiality agreements binding such employees to obligations of confidentiality with respect to such trade secrets or confidential information.

(d) As of the Closing Date, (i) to the Knowledge of the Company, no Acquired Company is infringing, misappropriating, diluting or otherwise violating any third Person’s right in or to such third Person’s own Intellectual Property, (ii) nor is there a claim or action pending or, to the Knowledge of the Company, threatened (whether orally or in writing), against any of the Acquired Companies alleging that any Acquired Company infringes, misappropriates, dilutes, or otherwise violates any third Person’s right in or to such third Person’s own Intellectual Property, and (iii) to the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Acquired Company’s right in or to such Acquired Company’s Intellectual Property.

(e) The computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment of the Acquired Companies (collectively, the “IT Assets”) (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Acquired Companies, (ii) have not materially malfunctioned or failed within the past three (3) years, and (iii) are sufficient for the immediate and foreseeable needs of the Acquired Companies in all material respects, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. The Acquired Companies have in place commercially reasonable measures, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. The Acquired Companies have implemented commercially reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures at their data center. The Company is currently evaluating solutions for a multi-site redundancy plan.

3.13	COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a) During the three (3) year period ending on the Closing Date, except as set forth in Schedule 3.13(a), (i) the Acquired Companies have conducted the Business in material compliance with all applicable Legal Requirements, and (ii) none of the Acquired Companies has received any written or, to the Knowledge of the Company, oral notice from any Governmental Body alleging any violation or breach of, or failure to be in compliance with, any applicable Legal Requirement in any material respect that has not been cured or waived. All material reports, filings and returns required to be filed by or on behalf of the Acquired Companies with any Governmental Body have been filed.

(b) The Acquired Companies have all material Governmental Authorizations required in order to conduct the Business as currently conducted (which material Governmental Authorizations are listed on Schedule 3.13(b)) and all such Governmental Authorizations used in the Business of the Acquired Companies are in full force and effect. During the three (3) year period ending on the Closing Date, the Acquired Companies have been in material compliance with each such Governmental Authorization.

(c) Except as set forth in Schedule 3.13(c), all applications required by Governmental Bodies to have been filed at any time during the three (3) year period ending on the Closing Date on behalf of each of the Acquired Companies for the renewal of Governmental Authorizations have been duly and timely filed with the appropriate Governmental Bodies.

3.14	EMPLOYEES; LABOR MATTERS

(a) Except as set forth in Schedule 3.14:

(b) As of the date of this Agreement, none of the Acquired Companies is or has been a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization in respect of or affecting any employees of the Acquired Companies, or is currently engaged in any negotiation with any trade union or employee organization, and to the Knowledge of the Company, no trade union or employee organization is currently attempting to organize or otherwise represent any employees of the Acquired Companies.

(c) Each individual who is classified by the Acquired Companies as an “employee,” an “independent contractor” or “exempt” from wage and hour Legal Requirements is properly so classified.

(d) None of the Acquired Companies is the subject of any pending or, to the Knowledge of the Company, threatened proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Legal Requirement. There is no pending or, to the Knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown, lockout or other material labor dispute with respect to employees of the Acquired Companies, and no such strike, dispute, walkout, slowdown or lockout has occurred within the past five (5) years.

(e) The Acquired Companies are in material compliance with all applicable Legal Requirements relating to employment, including, without limitation, Legal Requirements relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination, immigration status, hours of work and the payment of wages or overtime wages, Tax information reporting, employment and withholding Taxes or other similar employment practices or acts. There is no litigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Legal Requirement or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

(f) To the Knowledge of the Company, no employee of the Acquired Companies is in any material respect in violation of any term of any nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating to the knowledge or use of trade secrets or proprietary information.

(g) There are no pending or, to the Knowledge of the Company, threatened material Proceedings against any of the Acquired Companies by or before any Governmental Body involving any applicant for employment, any current or former employee or any class of the foregoing, including, without limitation: (i) the Equal Employment Opportunity Commission or any other federal, state, local or foreign agency with authority to investigate claims or charges of employment discrimination in the workplace; (ii) the United States Department of Labor or any other federal, state, local or foreign agency with authority to investigate claims or charges in any way relating to hours of employment or wages; (iii) the Occupational Safety and Health Administration or any other federal, state, local or foreign authority with authority to investigate claims or charges in any way relating to the safety and health of employees; and (iv) the Office of Federal Contract Compliance or any corresponding state, local or foreign agency.

3.15	EMPLOYEE BENEFIT PLANS

(a) Schedule 3.15(a) sets forth a list of each Company Benefit Plan (as hereinafter defined) that is maintained on the Closing Date by either (i) the Company or (ii) an ERISA Affiliate (as hereinafter defined) with respect to which the Company has or will have any liability.

(b) Except as set forth in Schedule 3.15(b), to the Knowledge of the Company, (i) each Company Benefit Plan (and any related trust, insurance contract or fund) complies in form and in operation in all material respects with all applicable Legal Requirements, including, but not limited to, ERISA (as hereinafter defined) and the IRC; and (ii) all required contributions to, payment to be made from, or premiums owing with respect to, any Company Benefit Plan for the most recent fiscal year of such Company Benefit Plan ending on or prior to the Closing Date have been paid or accrued in accordance with GAAP, consistently applied. To the Knowledge of the Company, no Proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Company Benefit Plan, including any Proceedings by the IRS or United States Department of Labor.

(c) Except as set forth in Schedule 3.15(c), (i) the Company has complied with the health care coverage continuation requirements of Part 6 of Subtitle B of Title I of ERISA and IRC Section 4980B (“COBRA”) the most recent fiscal year of such Company Benefit Plan ending on or prior to the Closing Date, and the Company has no obligation under any Company Benefit Plan or otherwise to provide life or health insurance benefits to current or future terminated or retired employees of the Company, except as specifically provided by COBRA, (ii) none of the Company Benefit Plans is a multiple employer welfare plan arrangement as defined in ERISA Section 3(40)(A), and (iii) neither the Company nor any ERISA Affiliate maintains any welfare benefit trust that is intended to be exempt from federal income tax under IRC Section 501(c)(9).

(d) With respect to each Company Benefit Plan, complete and correct copies of the following documents (if applicable to such Company Benefit Plan) or a written description of such program if there are no documents for such Company Benefit Plan have previously been delivered or made available to Buyers: (i) all current documents embodying or governing such Company Benefit Plan, and any funding medium for such Company Benefit Plan, trust agreement or insurance contract, as they may have been amended to the Closing Date; (ii) if applicable, the most recently filed Form 5500, with all applicable schedules and accountants’ opinions attached thereto; (iii) the current summary plan description for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto; (iv) any current insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Company Benefit Plan; and (v) with respect to each Company Benefit Plan, all filings made with any Governmental Body with respect to any voluntary compliance, tax qualification or other programs, other than routine filings of premiums or informational returns.

(e) Except as set forth in Schedule 3.15(e), no Company Benefit Plan is subject to Title IV or constitutes a multiemployer plan (as defined in Section 3(37) or Section 4001(a)(3) of ERISA). Neither the Company nor any of its ERISA Affiliates now or within the past six years sponsors, maintains, contributes to or has an obligation to contribute to, or has sponsored, maintained, contributed to or had an obligation to contribute to, any Company Benefit Plan that is subject to Title IV of ERISA or any multiemployer plan (as defined in Section 3(37) or Section 4001(a)(3) of ERISA). Neither the Company nor any of its ERISA Affiliates has incurred any liability due to a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) or Section 4001(a)(3) of ERISA).

(f) Each Company Benefit Plan, including any Company Benefit Plan that is a multiple employer plan, that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status or, if a prototype volume submitter plan document has been used for such Company Benefit Plan, has relied upon an opinion letter issued by the Internal Revenue Service to the sponsor of the prototype or volume submitter plan document, and no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. Furthermore, except as set forth in Schedule 3.15(f), to the extent that any Company Benefit Plan is a multiple employer plan, such Company Benefit Plan complies with IRC Section 413 and the Company has not breached its fiduciary responsibilities with respect to each separate arrangement under such multiple employer Company Benefit Plan.

(g) Neither the Company nor any of its ERISA Affiliates has engaged in any non-exempt prohibited transaction (within the meaning of ERISA Section 406 or IRC Section 4975), and there has been no prohibited transaction (within the meaning of ERISA Section 406 or IRC Section 4975 and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could reasonably be expected to result in a material Liability to the Company.

(h) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in IRC Section 409A(d)(1)) has been in maintained in material compliance in both form and in operation with IRC Section 409A, except where such non-compliance may be corrected under IRS correction programs without material Liability to the Company.

(i) Except as disclosed on Schedule 3.15(i), the execution of this Agreement and the consummation of the transactions contemplated hereby (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Company Benefit Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Company Benefit Plan, or (iii) trigger any obligation to fund any Company Benefit Plan. No benefit that is or may become payable as a result of the consummation of the transactions contemplated hereby shall constitute an excess parachute payment (as defined in IRC Section 280G(b)(1)) that is subject to the imposition of an excise tax under IRC Section 4999 or that would not be deductible by reason of IRC Section 280G.

(j) For purposes of this Section 3.15:

(i) “Company Benefit Plan” means (A) all employee benefit plans within the meaning of ERISA Section 3(3) maintained by the Company or any ERISA Affiliate, including without limitation multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes, and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay or change in control policies, plans or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, compensation plans, policies or programs, agreements, and arrangements not described in (A), above, maintained by the Company or any ERISA Affiliate, including without limitation any arrangement intended to comply with IRC Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors maintained by the Company or any ERISA Affiliate. In the case of a Company Benefit Plan funded through a trust or any other insurance contract, each reference to such Company Benefit Plan shall include a reference to such trust, organization or insurance contract;

(ii) An entity “maintains” a Company Benefit Plan if such entity contributes to or provides benefits under or through such Company Benefit Plan or has any obligation (by agreement or under applicable law) to contribute to, or provide benefits under, or through such Company Benefit Plan, or if such Company Benefit Plan provides benefits to, or otherwise covers, employees of such entity (or their spouses, dependents, or beneficiaries);

(iii) An entity is an “ERISA Affiliate” of the Company if it is or would have ever been considered a single employer with the Company under ERISA Section 4001(b) or for purposes of IRC Section 414, part of the same controlled group or affiliated service group with the Company or under common control with the Company.

(k) Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.15 are the sole and exclusive representations and warranties of the Company concerning employee benefits.

3.16	CUSTOMERS

Set forth in Schedule 3.16 is a list of the twenty (20) largest customers of the Acquired Companies in terms of annual gross sales for the trailing twelve-month period ending July 31, 2011. Except as set forth in Schedule 3.16, no such customer has given written or, to the Knowledge of the Company, oral notice to the Sellers or any of the Acquired Companies that such customer intends to terminate its current business relationship with the applicable Acquired Company or materially decrease the amount of services it purchases from the applicable Acquired Company.

3.17	RELATED PARTY TRANSACTIONS

Schedule 3.17 contains a complete and correct list of (a) all Contracts pursuant to which any loans, leases, goods, services, materials or supplies are provided (i) by a Seller to an Acquired Company or (ii) by an Acquired Company to a Seller, in each case entered into, in effect, occurring or incurred during the one year period ending on the Closing Date and (b) all other outstanding material arrangements (other than employment arrangements) between any Seller, Related Person of a Seller or any executive officer or director of the Company on the one hand, and any Acquired Company on the other hand.

3.18	INSURANCE

(a) Schedule 3.18(a):

(i) sets forth a true and complete list and brief description of all insurance policies and other Contracts carried by or covering the Acquired Companies with respect to the Business and their respective assets and properties, including all self-insurance arrangements, if any; and

(ii) identifies each such policy or other Contract that provides, or has provided, workers’ compensation coverage with respect to historical claims of the Acquired Companies (collectively, the “Workers’ Compensation Policies”).

(b) Prior to the Closing, the Sellers will have delivered or otherwise made available to Buyers a true and complete copy of (i) each policy of insurance and other Contract set forth in Schedule 3.18(a) or with a predecessor to each policy (a “Prior Policy”), provided that such Prior Policy was renewed with substantially the same terms and conditions, and (ii) each pending application, if any, of the Acquired Companies for such policies of insurance. The Sellers have delivered or otherwise made available to Buyers a true and complete copy of all loss runs from those policies of insurance set forth in Schedule 3.18(b).

(c) Except as set forth in Schedule 3.18(c):

(i) each policy of insurance and other Contract set forth in Schedule 3.18(a) is currently in effect;

(ii) there are no periods for which such policies do not provide coverage;

(iii) such policies are sufficient for compliance in all material respects with all Legal Requirements applicable to the Acquired Companies and the Business and with requirements to maintain insurance contained in Contracts to which the Acquired Companies is a party or by which any of them is bound;

(iv) immediately following the Closing, such policies will continue in full force and effect and will cover claims made against the Acquired Companies arising out of occurrences or events that occurred prior to Closing; and

(v) such policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Acquired Companies.

(d) Except as set forth in Schedule 3.18(d), with respect to each policy of insurance and other Contract set forth in Schedule 3.18(a):

(i) none of the Sellers or Acquired Companies has received (A) any material refusal of coverage or any material notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other written indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder;

(ii) the Acquired Companies have paid, or caused to be paid, all premiums due, and have otherwise performed all of their respective obligations, thereunder; and

(iii) the Acquired Companies have given notice to the insurer of all claims of which they are actually aware that may be insured thereby.

(e) Except as set forth in Schedule 3.18(e), all reserves for self-insurance claims and other risk retentions of the Acquired Companies are properly and fairly reflected, in accordance with GAAP, consistently applied, in the Interim Financial Statements.

(f) Except for the letters of credit and other collateral listed on Schedule 3.18(f) (the “Workers’ Compensation Letters of Credit”), there are no letters of credit or other collateral posted or pledged, or required to be posted or pledged, to or for the benefit of any Person with respect to any Workers’ Compensation Policy.

3.19	ENVIRONMENTAL MATTERS

To the Knowledge of the Company, there are no hazardous substances, materials or pollutants located or managed in, on or under any of the real property leased or subleased by the Company in violation of environmental Legal Requirements.

3.20	NO UNDISCLOSED LIABILITIES

Except for the Workers’ Compensation Letters of Credit and as set forth in Schedule 3.20, no Acquired Company has any Liabilities, except for (a) Liabilities reflected or reserved against on the Balance Sheet, (b) Liabilities and obligations incurred since the date of the Balance Sheet in the Ordinary Course of Business or (c) Liabilities and obligations incurred since the date of the Balance Sheet pursuant to or in connection with this Agreement or the

Contemplated Transactions. No Acquired Company has any Liabilities relating to off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended).

3.21	ACCOUNTS RECEIVABLE

All accounts receivable of the Acquired Companies shown on the Financial Statements or arising thereafter prior to the Closing Date represent valid obligations of the respective account debtors arising from arm’s length sales actually made or services actually performed in the Ordinary Course of Business. None of such accounts receivable is subject to assignment, claim, lien or security interest of any character or claim for credit, setoff, allowance, adjustment or counterclaim by the account debtor. None of the Acquired Companies has received any notice of the bankruptcy or insolvency of the debtor of any such account receivable that has not been properly reserved for in the Interim Financial Statements in accordance with GAAP, consistently applied. None of such accounts receivable is evidenced by a judgment or chattel paper. Unless paid prior to the Closing Date, except as set forth in Schedule 3.21, the accounts receivable are current net of the respective reserves shown on the Interim Balance Sheet (which reserves are adequate and calculated consistent with past practice in accordance with GAAP, consistently applied). There is no contest, claim, or right of setoff that are not reserved for under any Contract with any obligor of an accounts receivable relating to the amount or validity of such accounts receivable, as so reserved.

3.22	CONDITION AND SUFFICIENCY OF ASSETS

The real and tangible personal property of the Acquired Companies, taken as whole, are adequate for the uses to which they are being put and such assets of the Acquired Companies are sufficient for the continued conduct of the Business following the Closing in substantially the same manner as currently conducted. Except as set forth in Schedule 3.22, all material properties and assets used in the Business are owned or leased by the Acquired Companies.

3.23	BOOKS AND RECORDS

The material books of account, all minute books and all stock record books of the Acquired Companies have been made available to Buyers and its representatives. Except as set forth on Schedule 3.23, such books and records are complete and correct in all material respects and have been maintained in accordance with sound business practices. Except as set forth in Schedule 3.23, all of such books and records are in the possession of the Acquired Companies, as applicable.

3.24	CERTAIN PAYMENTS

During the three (3) year period ending on the date of this Agreement, neither the Acquired Companies, nor, to the Knowledge of the Company, any director, officer, agent or employee of the Acquired Companies, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick back or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) in return for favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) in return for special concessions or for special concessions already obtained, for or in respect of the

Acquired Companies, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset on behalf of the Acquired Companies that has not been recorded in the books and records of the Acquired Companies, as applicable.

3.25	ACCURACY OF PRO RATA PERCENTAGE

The Company’s calculations of the Pro Rata Percentage set forth on Schedule 1.3 are complete and accurate.

3.26	BROKERS OR FINDERS

Other than the retention of UBS Securities Inc. to act as financial advisor to the transaction, the Acquired Companies and their officers and agents have not incurred, and will not incur, any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment (which fees, commissions or payments shall be paid by Sellers) in connection with this Agreement.

3.27	NO OTHER REPRESENTATIONS OR WARRANTIES

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF THE COMPANY, INCLUDING WITHOUT LIMITATION ANY FINANCIAL INFORMATION, WHETHER HISTORICAL OR PROJECTED, DELIVERED OR MADE AVAILABLE TO BUYERS OR THEIR AGENTS AND REPRESENTATIVES.

4.	REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller (with respect to itself only) represents and warrants to Buyers as follows:

4.1	VALID EXISTENCE AND GOOD STANDING

Such Seller (unless such Seller is a natural person) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the power and authority to carry on its business and to own or lease and to operate its properties.

4.2	AUTHORITY

(a) Such Seller has the requisite legal capacity, power and authority (including, if applicable, full organizational power and authority) to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to perform his, her or its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution, delivery and performance by such Seller of this Agreement and each of the other Transaction Documents to which he, she or it is a party, and the consummation by such Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action and no other action or proceeding on the part of Seller is necessary to authorize the execution, delivery and performance by such Seller of this Agreement and each of the other Transaction Documents to which he, she or it is a party, and the consummation by such Seller of the Contemplated Transactions. This Agreement and each of the other Transaction Documents to which such Seller is party has been duly executed and delivered by such Seller and assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes valid and binding obligations of such Seller, enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and general principles of equity.

(b) No Consent is necessary for the execution, delivery or performance of this Agreement by Sellers or the other Transaction Documents to which any Seller is a party or the consummation of the Contemplated Transactions by such Seller, except for (i) applicable requirements, if any, under federal or state securities or “blue sky” Legal Requirements, or (ii) Consents the failure of which to obtain or make would not have an adverse effect upon the Company after the Closing or upon such Seller’s ability to consummate the Contemplated Transactions.

4.3	NO VIOLATION

Neither the execution and delivery by such Seller of this Agreement or any other Transaction Document to which such Seller is a party nor the consummation by such Seller of the Contemplated Transactions will (a) conflict with or result in a violation of any of the terms, conditions or provisions of any contract to which such Seller is a party or may be subject, (b) violate any Legal Requirement or Order applicable to such Seller, (c) if such Seller is an entity, conflict with or result in a violation of the Organizational Documents of such Seller or (d) result in any material violation or material breach of or constitute (with or without notice or lapse of time or both) a material default (or give to others any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments or result in the creation of an Encumbrance on any material property or material asset of the Seller, in all cases, pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, lease, license permit, environmental permit or other legally binding obligation to which such Seller is party, or by which such Seller or any of his, her or its Affiliates or any of their respective properties are bound.

4.4	TITLE TO SHARES

Such Seller is the record and beneficial owner and holder of those Shares as set forth opposite such Seller’s name in Schedule 3.3, free and clear of all Encumbrances. Such Seller has all necessary power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement.

4.5	LEGAL PROCEEDINGS

Except as set forth in Schedule 4.5, there is no material Proceeding pending, or, to such Seller’s knowledge, threatened, by or before any Governmental Body, in each case against or involving such Seller, his, her or its business, any of such Seller’s properties or assets, which would reasonably be expected to adversely affect the ability of such Seller to consummate the Contemplated Transactions to be consummated by such Seller. Such Seller is not subject to any material Order that would affect the consummation of the Contemplated Transactions to be consummated by such Seller.

4.6	RELATED PARTY TRANSACTIONS

Except as set forth in Schedule 3.17, such Seller does not have, directly or indirectly, a beneficial interest in any material contract or agreement to which any Acquired Company is a party, other than expense reimbursements.

4.7	BROKERS OR FINDERS

Other than to UBS Securities Inc. as financial advisor to the transaction, such Seller (and its officers and agents, as applicable) has not incurred, and will not incur, any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment (which fees, commissions or payments shall be paid by Sellers) in connection with this Agreement.

4.8	NO OTHER REPRESENTATIONS OR WARRANTIES

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 4, NO SELLER MAKES ANY REPRESENTATIONS OR WARRANTIES.

5.	REPRESENTATIONS AND WARRANTIES OF BUYERS

Each Buyer represents and warrants to Sellers as follows:

5.1	ORGANIZATION AND GOOD STANDING

Recruit is a corporation (kabushiki kaisha) duly organized and validly existing under the laws of Japan. RGF is a corporation duly organized and validly existing under the laws of Delaware.

5.2	AUTHORITY

Each Buyer has the requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions (subject to the authorizations, consents and approvals described in Section 5.3 below, if any). The execution, delivery and performance by Buyers of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of Buyers, including the approval of each Buyer’s board of directors, and no other corporate action or proceeding on the part of the Buyers, and no stockholder votes are necessary. This Agreement and each of the other Transaction Documents to which either Buyer is a party have been duly executed and delivered by such Buyer, as applicable, and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes legal, valid and binding obligations of Buyers, enforceable against Buyers in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

5.3	NO VIOLATION; CONSENTS

(a) The execution, delivery and performance by Buyers of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Contemplated Transactions, do not and will not in any material respects (with or without the giving of notice, the lapse of time, or both) conflict with or result in a violation of (i) any applicable Legal Requirement or (ii) the Organizational Documents of Buyers.

(b) No Consent is necessary for the execution, delivery or performance of this Agreement by the Buyers or the consummation of the Contemplated Transactions by Buyers, except for (i) applicable requirements, if any, under federal or state securities or “blue sky” Legal Requirements, and (ii) Consents the failure of which to obtain would not have a material adverse effect upon Buyers’ ability to consummate the Contemplated Transactions.

5.4	SECURITIES ACT REPRESENTATIONS

Buyers are not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. Buyers (a) are “accredited investors” (as defined in Regulation D under the Securities Act); (b) are able to bear the economic risk of its investment in the Shares; (c) acknowledge that the Shares have not been registered under the Securities Act and therefore are subject to certain restrictions on transfer unless registered for resale or subject to an exempt transaction under the Securities Act and any applicable state securities Legal Requirement and the Company is under no obligation to register the Shares with the Securities and Exchange Commission and (d) have such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Shares.

5.5	CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against either Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyers’ knowledge, no such Proceeding has been threatened.

5.6	BROKERS OR FINDERS

Except as is or will be the sole responsibility of Buyers, Buyers and their officers and agents have not incurred, and will not incur, any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

5.7	NO OTHER REPRESENTATIONS OR WARRANTIES

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 5, THE BUYERS MAKE NO OTHER REPRESENTATIONS OR WARRANTIES.

6.	COVENANTS OF THE PARTIES

6.1	LITIGATION SUPPORT

In the event and for so long as any party is actively contesting or defending against any Proceeding, in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, omission or transaction on or prior to the Closing Date involving the Acquired Companies, each of the other parties shall cooperate with him, her or it and his, her or its counsel in the defense or contest, make available his, her or its personnel during normal business hours, and provide access during normal business hours to his, her or its books and records as shall be reasonably necessary in connection with the defense or contest, all at the sole cost and expense of the defending or contesting party (unless the defending or contesting party is entitled to indemnification hereunder, in which case the costs and expenses of the defending or contesting party shall be borne by the Person determined in accordance with Section 6.2(e) or Section 8, as applicable).

6.2	TAX RETURNS, ELECTIONS, ETC.

The following provisions shall govern the allocation of responsibility concerning certain tax matters between Buyers and the Sellers following the Closing Date:

(a) Preparation and Filing of Tax Returns and Payment of Taxes.

(i) The Company shall prepare or cause to be prepared all Tax Returns of the Acquired Companies for all Tax periods ending on or before the Closing Date (the “Pre-Closing Tax Periods”). All such Tax Returns shall be prepared in a manner consistent with prior practice, unless such prior practice is not in accordance with applicable Legal Requirements. In preparing such Tax Returns, the Company shall make or cause to be made the safe harbor election described in IRS Revenue Procedure 2011-29 with respect to any “success-based fee” described in Treasury Regulation Section 1.263(a)-5(f) relating to the Contemplated Transactions. At least 20 Business Days before the due date (taking into account all extensions granted), the Company shall deliver or cause to be delivered to the Seller Representative all such Tax Returns for Seller Representative’s review prior to filing. Within 5 Business Days after receiving a copy of each such Tax Return, Seller Representative shall notify the Company whether or not it has any reasonable objections to such Tax Return or the contents thereof. If the Seller Representative objects to the Company’s proposed Tax Return and/or the contents thereof, Seller Representative shall provide a notice of such objection together with a statement describing in reasonable detail the basis for such objection within such 10 days after receiving such Tax Return. The Company will make such changes to such Tax Return as the Seller Representative reasonably determines necessary or appropriate, but only to the extent that such changes are in accordance with applicable Legal Requirements and consistent with prior Company practice. If Seller Representative and the Company cannot resolve the dispute regarding the proposed Tax Return and/or the contents thereof, the Independent Accountant shall resolve such dispute within a reasonable time, taking into account the deadline for filing such Tax Return. Such resolution shall be binding on each of the parties hereto, and Sellers, collectively, on one hand, and the Company, on the other hand, shall each pay one-half of the cost of the

Independent Accountant. The Company shall timely file each such Tax Return (and promptly provide a true and complete copy thereof to Seller Representative) and pay to the appropriate Governmental Body all Taxes of the Acquired Companies for any Pre-Closing Tax Periods; subject to reimbursement and indemnification as provided below in Section 6.2(d).

(ii) The Company shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns (other than the Tax Returns described in Section 6.2(a)(i) above) with respect to the Acquired Companies or in respect of their business, assets or operations, including any Tax Returns for a Tax period which begins before the Closing Date and ends after the Closing Date (a “Straddle Period”). The Company shall pay or cause to be paid all Taxes of the Acquired Companies for all taxable periods ending after the Closing Date, including any Taxes relating to Straddle Periods, subject to reimbursement and indemnification as provided below in Section 6.2(d). Any Taxes relating to Straddle Periods shall be apportioned between the pre-Closing Date portion of any Straddle Period (a “Pre-Closing Straddle Period”, which shall be defined to include the Closing Date) and the post-Closing Date portion of the Straddle Period (the “Post-Closing Straddle Period”), in the case of any Taxes levied on a per diem basis, and, in the case of other Taxes, based on an interim closing of the books as of the Closing Date, with a deemed short taxable year ending on and including the Closing Date and a second deemed short taxable year beginning on and including the day after the Closing Date. Buyers agree to structure the acquisition of the Acquired Companies or to file such elections so as to cause the taxable period of the Acquired Companies to end as of the close of business on the Closing Date and to file all Tax Returns consistently therewith, unless the relevant Governmental Body will not accept a Tax Return filed on that basis. Notwithstanding anything to the contrary in this Agreement, for purposes of determining Taxes for which Sellers shall be responsible in respect of any such short taxable year or deemed short taxable year, all of (x) the Company Transaction Expenses, Company IPO Expenses and other related party items paid on or prior to the Closing Date, (y) the Aggregate Option Termination Amount and (z) the Option Payment Liabilities (such amounts equal to any item of loss or deduction properly deductible for U.S. federal income tax purposes resulting from or attributable to such items described in clauses (x), (y) and (z), collectively, the “Transaction Tax Deductions”) shall be treated as having been paid in a Pre-Closing Straddle Period or Pre-Closing Tax Period, as applicable.

(iii) At least 20 Business Days before the due date (taking into account all extensions granted) for filing any Tax Returns for any Straddle Period Taxes, the Company shall provide a copy of such Tax Returns to Seller Representative for its review and approval on behalf of the Sellers, which approval shall not be unreasonably withheld. Within 5 Business Days after receiving a copy of the Tax Return, Seller Representative shall notify the Company whether or not it has any reasonable objections to such Tax Return or the contents thereof. If the Seller Representative objects to the Company’s proposed Tax Return and/or the contents thereof, Seller Representative shall provide a notice of such objection together with a statement describing in reasonable detail the basis for such objection within such 10 days after receiving such Tax Return. If Seller Representative and the Company cannot resolve the dispute regarding the proposed Tax Return and/or the contents thereof, the Independent Accountant shall resolve such dispute within a reasonable time, taking into account the deadline for filing such Tax Return. Such resolution shall be binding on each of the parties hereto, and Sellers, collectively, on one hand, and the Company, on the other hand, shall each pay one-half of the cost of the Independent Accountant.

(iv) Buyers shall not cause or permit any Acquired Company to (i) file an amended Tax Return with respect to any Pre-Closing Tax Period or any Straddle Period, (ii) file a change in accounting method or (iii) file an IRS Form 1120 Schedule UTP with respect to an accounting method that was used in a Pre-Closing Tax Period, in each case if such action reasonably would be expected to adversely affect the Tax liability of Sellers (including pursuant to Section 6.2(d)) unless (A) the Seller Representative consents in writing, such consent not to be unreasonably withheld, or (B) Buyers obtain written advice from a nationally recognized law firm reasonably acceptable to Seller Representative (it being stipulated that Latham & Watkins LLP is acceptable) that such firm is of the opinion that such amended Tax Return or change in accounting method is more likely than not to be required by an applicable Legal Requirement to be filed to avoid the imposition of penalties, or that such Schedule UTP is more likely than not required by an applicable Legal Requirement to be filed.

(b) Tax Refunds.

(i) For the Benefit of Sellers. Except as otherwise set forth in Section 6.2(b)(iii), any refund or credit of Taxes (including any interest paid thereon) for any Pre-Closing Tax Period or for any Pre-Closing Straddle Period of the Acquired Companies (a “Pre-Closing Tax Refund”), net of any reasonable out-of-pocket expenditures incurred by the Buyers or the Acquired Companies in order to obtain such refund, shall be the property of the Sellers and shall be retained by the Sellers or their designee (or promptly paid to the Sellers or their designee by the Buyers or the Company if such amount (or the benefit of such amount, if, for example, a refund is credited against Tax for another year) is received by the Buyers or any Acquired Company or any of their respective Affiliates). Buyers shall cooperate in the filing of a claim for refund for any Acquired Company with respect to any Pre-Closing Tax Refund if (A) the Seller Representative requests that Buyers or the Company file such claim for refund, (B) all costs related to the preparation of such claim for refund are paid for by the Sellers, and (C) the filing of such claim for refund does not adversely affect the Buyers or any Acquired Company as reasonably determined by Buyers. For the avoidance of doubt, Pre-Closing Tax Refunds shall not include any refunds or reductions in Tax attributable to (x) the carryback of a Tax attribute arising out of a Post-Closing Tax Period or Post-Closing Straddle Period or (y) the carryforward of a Tax attribute arising out of a Pre-Closing Tax Period or Pre-Closing Straddle Period to a Post-Closing Tax Period or Post-Closing Straddle Period; provided, however, that in the event any of the Acquired Companies has paid estimated federal or state Taxes with respect to the taxable year beginning on January 1, 2011, and the amount of such Taxes paid with respect to any taxing jurisdiction is in excess of the amount of such Taxes that would be owed to such jurisdiction for the taxable year (or portion thereof) ending on the Closing Date based on the application of the principles of Section 6.2(a)(ii), such excess shall be considered a Pre-Closing Tax Refund.

(ii) For the Benefit of Buyers. Any refund or credit of Taxes (including any interest paid thereon) for any Post-Closing Tax Period or Post-Closing Straddle Period of the Acquired Companies shall be the property of the Buyers or the Acquired Companies, as applicable, and shall be retained by the applicable Person (or promptly paid by the Sellers to the Buyers or the Company if such amount is received by the Sellers or any of their Affiliates).

(iii) Transaction Tax Benefits. Without any duplication with any other payment or credit under this Agreement, the Company shall pay to each Seller such Seller’s Pro Rata Percentage of any Transaction Tax Benefit (as defined below) realized, net of any costs or expenses (including any Tax) incurred in seeking or securing such Transaction Tax Benefit. For this purpose, a “Transaction Tax Benefit” is any refund of Tax paid with respect to a Pre-Closing Tax Period or Pre-Closing Straddle Period resulting from the carryback of a Transaction Tax Deduction or a reduction of Tax liability resulting from utilization of a Transaction Tax Deduction (or any net operating loss arising out of a Transaction Tax Deduction) in a Pre-Closing Straddle Period or Pre-Closing Tax Period. A Transaction Tax Benefit shall be deemed to be realized in a taxable period if, and to the extent that, either (A) the Company receives an actual cash refund of Taxes paid as a result of the carryback to a previous taxable year of a Transaction Tax Deduction, calculated by the difference, if any, between (1) the actual refund of Taxes of the Company that is available for the Pre-Closing Tax Period and (2) the refund of Taxes of the Company that would be available for the Pre-Closing Tax Period if the Taxes of the Company for such period were computed without regard to any Transaction Tax Deductions, or (B) the Company’s cumulative liability for Taxes for a Pre-Closing Straddle Period or Pre-Closing Tax Period, calculated by excluding the relevant Transaction Tax Deduction, exceeds the Company’s actual liability for Taxes for such Pre-Closing Straddle Period or Pre-Closing Tax Period, calculated by taking into account the relevant Transaction Tax Deduction (treating such Transaction Tax Deduction as the last item claimed for any such Pre-Closing Straddle Period or Pre-Closing Tax Period). If, at any time following a payment by the Company to each Seller in respect of a Transaction Tax Benefit, the Company reasonably determines, whether as a result of a change in Legal Requirements, an administrative pronouncement, an audit, or otherwise, that the Transaction Tax Benefit giving rise to such payment should be reduced, then the Company shall notify Seller Representative of the amount of such reduction. The amount of any such reduction, plus any amount of interest and penalties imposed by a taxing authority with respect to such reduced amount, shall be satisfied first from the Tax Escrow Amount and if the Tax Escrow Amount is insufficient to satisfy such amount, then (x) directly from Compass for Compass’ Pro Rata Percentage of such amount and (y) with respect to Sellers other than Compass, from the Non-Public Stockholder Indemnification Escrow Amount, and if the Non-Public Stockholder Indemnification Escrow Amount is insufficient to satisfy such amount, then directly from Sellers (other than Compass), severally and not jointly, in the amount of such Seller’s Pro Rata Percentage of such amount.

(c) Assistance and Cooperation. After the Closing Date:

(i) Subject to the limitations set forth in this paragraph, Seller Representative and Buyers and their respective Affiliates shall cooperate in the preparation and review of all Tax Returns of, and in the conduct of any Tax Claim with respect to, the Acquired Companies for any taxable periods for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing copies of appropriate notices and forms or other communications received from or sent to any Governmental Body which relate to the Acquired Companies and providing such information within such party’s possession as is reasonably determined by the requesting party to be necessary for the preparation or review of Tax Returns or conduct of Tax Claims, as applicable.

(ii) Except as required by applicable Legal Requirements, for a period the longer of four years after the Closing Date or the expiration of any applicable statute of limitations, Buyers shall, and shall cause the Company to, retain and not destroy or dispose of any Tax Returns (including supporting materials), and books and records (including computer files) with respect to the Taxes, of the Acquired Companies for all taxable periods ending or deemed to end on or prior to the Closing Date.

(iii) Without limiting (i) and (ii) above, Buyers shall cause the Company, upon reasonable request of the Seller Representative, to (A) cooperate with the Seller Representative, provided such cooperation is commercially reasonable and not otherwise unduly burdensome and does not require the expenditure of incremental funds to third parties (unless reimbursed by Sellers), and (B) provide to the Seller Representative and its Representatives reasonable access during normal working hours to the books, records and personnel of the Acquired Companies relating to the Contemplated Transactions and the operation of the Business of the Acquired Companies through the Closing Date, and the right to make copies thereof at the expense of the Seller Representative, in each case solely for the purposes of facilitating on a timely basis (1) the preparation of Compass financial statements (including pro forma financial statements if required), and (2) the review of any Compass audit or review work papers.

(d) Tax Indemnification. Subject to Sections 8.1, 8.4(b), 8.4(c), 8.4(d), 8.4(e) and 8.4(f), each of the Sellers, severally and not jointly, shall reimburse, indemnify and hold harmless Buyer Indemnified Persons for such Seller’s Pro Rata Percentage of:

(i) any Taxes of the Acquired Companies that are payable by the Company pursuant to Section 6.2(a)(i), except to the extent, if any, that the amount of such Taxes were reflected in the calculation of the Adjustment Amount, as finally determined pursuant to Section 2.5(b);

(ii) any Losses attributable to (A) all Taxes (or the non-payment thereof) of any Acquired Company for all taxable periods ending on or before the Closing Date and any Pre-Closing Straddle Period, (B) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treas. Reg. §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (C) any and all Taxes of any Person (other than the Acquired Companies) imposed on any Acquired Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, except to the extent, if any, that the amount of such Taxes were reflected in the calculation of the Adjustment Amount, as finally determined pursuant to Section 2.5(b);

(iii) any Taxes of the Acquired Companies that are attributable to the payment of a refund or Tax reduction by Buyers or the Acquired Companies to Sellers pursuant to Section 6.2(b)(i) that is subsequently reduced or disallowed by a Governmental Body;

(iv) any and all Losses arising out of, resulting from or incident to a Breach by Sellers of any covenant contained in this Section 6.2; and

(v) any and all Losses arising out of, resulting from or incident to any Breach by the Company of any representation or warranty contained in Section 3.9 or Section 3.10(f), except to the extent such amount was (A) indemnified pursuant to clauses (i)-(ii) above or (B) paid to or deposited with the appropriate Governmental Body by Sellers or Seller Representative at any time or by an Acquired Company prior to Closing; provided, however, that notwithstanding anything to the contrary in this Agreement, Losses shall not include any lost Tax benefits in respect of any Post-Closing Tax Periods or Post-Closing Straddle Periods arising or resulting from Breach of representations or warranties concerning accounting methods used in a Pre-Closing Tax Period.

Indemnity obligations in this Section 6.2(d) shall survive Closing for 30 days following the expiration of the applicable statute of limitations and shall be payable within 20 Business Days after payment of such Taxes by Buyers or the Acquired Companies. An indemnified obligation under this Section 6.2(d) shall be satisfied first from the Tax Escrow Amount and if the Tax Escrow Amount is insufficient to satisfy such claim for indemnification, then (x) directly from Compass for Compass’ Pro Rata Percentage of such claim and (y) with respect to Sellers other than Compass, from the Non-Public Stockholder Indemnification Escrow Amount and if the Non-Public Stockholder Indemnification Escrow Amount is insufficient to satisfy such claim for indemnification, then directly from Sellers (other than Compass), severally and not jointly, such Seller’s Pro Rata Percentage of such claim. This Section 6.2(d) shall be the sole source of indemnification for Taxes.

(e) Procedure for Indemnification - Tax Claims.

(i) If any Tax Claim is initiated by any Governmental Body that could result in indemnification of Buyer Indemnified Persons by Sellers under Section 6.2(d), Buyers shall promptly give notice to the Seller Representative of the commencement of such Tax Claim, but the failure to notify the Seller Representative will not relieve the Sellers of any liability that it may have to the Buyer Indemnified Person, except to the extent that the Seller Representative demonstrates that the defense of such Tax Claim is prejudiced by Buyers’ failure to give such notice.

(ii) With respect to any Tax Claim relating to Pre-Closing Tax Periods, if a Tax Claim referenced in Section 6.2(e)(i) is brought against a Buyer Indemnified Person, the Seller Representative will, on behalf of the Sellers, be entitled to participate in the defense and settlement of such Tax Claim and, to the extent that it wishes, to assume the defense and settlement of such Tax Claim as limited by Section 6.2(e)(v).

(iii) With respect to any Tax Claim relating to Straddle Periods, to the extent possible, Tax liabilities will be distinguished and attributed such that the Seller Representative, to the extent that it wishes, will, on behalf of the Sellers, be entitled to assume the defense and settlement of Sellers’ portion of such Tax Claim as limited by Section 6.2(e)(v). To the extent a Tax liability cannot be so distinguished and attributed and the potential Tax liability of the Sellers is greater than that of the Buyer Indemnified Person with respect to such Tax Claim, the Seller Representative, on behalf of the Sellers, shall be entitled to participate in the defense and settlement of such Tax Claim and, to the extent that it wishes, to assume the defense and settlement of such Tax Claim as limited by Section 6.2(e)(v).

(iv) With respect to any Tax Claim relating to Post-Closing Tax Periods, Buyers shall control the defense and settlement of such Taxes at its own expense; provided, however, that Seller Representative will, on behalf of the Sellers, be entitled to participate in the defense and settlement of the portion of such Tax Claim relating to an accounting method that was used in a Pre-Closing Tax Period and, to the extent that it wishes, to assume the defense and settlement of such portion of such Tax Claim as limited by Section 6.2(e)(v).

(v) The right of the Seller Representative to assume the defense and settlement of a Tax Claim under Sections 6.2(e)(ii), 6.2(e)(iii) and 6.2(e)(iv) above shall be contingent upon its ability to provide reasonable assurance to the Buyer Indemnified Person of its financial capacity to defend such Tax Claim and provide indemnification with respect to such Tax Claim. Such defense shall be at the expense of the Sellers and with counsel satisfactory to the Buyer Indemnified Person.

(vi) Notwithstanding anything to the contrary in this Section 6.2(e), (x) Sellers shall not settle any Tax Claim without Buyers’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, if the resolution of such Tax Claim reasonably could be expected to adversely affect the Tax liability of the Buyers or the Acquired Companies for any Post-Closing Tax Period, and (y) Buyers shall not settle any Tax Claim without Seller Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, if the resolution of such Tax Claim reasonably could be expected to adversely affect the Tax liability of the Sellers or the Acquired Companies for any Pre-Closing Tax Period or that could result in indemnification of any Buyer Indemnified Person by Sellers under Section 6.2(d).

6.3	WORKERS’ COMPENSATION

Effective simultaneously with the delivery by Buyers of the substitute letters of credit in accordance with Section 2.3(c), Seller Representative, the Company and Buyers shall cooperate with one another and use commercially reasonable efforts to cause the Workers’ Compensation Letters of Credit, to the extent not released to or as directed by the Seller Representative at Closing, to be released to or as directed by the Seller Representative promptly after Closing.

6.4	DIRECTORS AND OFFICERS

(a) To the fullest extent permitted by law, Buyers agree for themselves and for the Acquired Companies that, from and after the Closing Date, no former or current director of any Acquired Company shall be personally liable to any Acquired Company for monetary damages for breach of fiduciary duty as a director for any acts or omissions occurring any time prior the Closing, except to the extent a judgment or other final adjudication adverse to such director establishes that (i) his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (iii) that his or her acts fall within the categories set forth in Section 102(b)(7) of the DGCL.

(b) After the Closing, Buyers shall, or shall cause the Acquired Companies to, until the sixth (6th) anniversary of the Closing Date, cause the Organizational Documents of the Acquired Companies to contain provisions no less favorable with respect to the limitation or elimination of liability and indemnification for directors and officers than are set forth in such Organizational Documents as of the Closing Date.

6.5	TRANSFER TAXES

All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest), if any, incurred in connection with consummation of the Contemplated Transactions shall be paid fifty percent (50%) by Buyers and fifty percent (50%) by Sellers (with the portion thereof owing by Sellers other than Compass to be paid from the Non-Public Stockholder Indemnification Escrow Amount).

6.6	RESIGNATIONS

If and to the extent requested by Buyers, the Sellers shall, at or prior to the Closing, obtain the written resignations of each director of the Acquired Companies, effective as of the Closing Date.

6.7	NON-SOLICITATION

(a) During the two (2) year period following the date hereof, Sellers will not, and will not permit any of their Affiliates to (i) solicit any Person who was or is at any time during the one-year period ending on the Closing Date a customer of any of the Acquired Companies to provide personnel staffing services to such Person, or in any way assist any Person to do, or attempt to do, the foregoing, whether by ownership, control, management, operation of such Person or otherwise; (ii) solicit or recruit for hire, directly or indirectly, any Person who was or is at anytime during the one-year period ending on the Closing Date an employee of any Acquired Company; or (iii) in any way disparage Buyers or the Company or any of their respective Subsidiaries or other Affiliates, or the officers, directors, managers or employees of any of them; provided, however, that such restrictions shall not preclude (A) the Company’s former CEO from serving on the board of directors of any Affiliate of Seller or (B) Sellers or any of their Affiliates from (x) publishing a general advertisement of employment opportunities with Sellers or any of their Affiliates, or from hiring any individual who favorably responds to such an advertisement, or (y) hiring employees or former employees of the Acquired Companies who contact Sellers or any of their Affiliates of their own accord.

(b) The parties acknowledge and agree that the provisions of this Section 6.7 are reasonable and necessary to protect the legitimate business interests of the parties. Neither party shall contest that the other party’s remedies at law for any Breach or threat of Breach by the other party or any of its Subsidiaries of the provisions of this Section 6.7 will be inadequate, and that the parties shall be entitled to seek an injunction or injunctions to prevent Breaches of the provisions of this Section 6.7 and to enforce specifically such terms and provisions, in addition to any other remedy to which the parties may be entitled at law or in equity.

(c) If any of the provisions of this Section 6.7 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

6.8	TERMINATION OF RELATED PARTY CONTRACTS

Each of the parties hereto that is a party to any of the Contracts (as they may be amended through the Closing) set forth on Schedule 2.2(c) hereby acknowledges and agrees, on behalf of itself and its Affiliates and Related Persons, that such Contracts and all obligations of all parties thereunder are, without further action on the part of any of the parties thereto, hereby terminated effective immediately prior to the Closing, in each case without any liability to any of the Acquired Companies or the Sellers.

7.	CONDITIONS PRECEDENT TO CLOSING

7.1	CONDITIONS PRECEDENT OF EACH PARTY

The respective obligations of Buyers and Sellers to consummate the purchase of the Shares shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions:

(a) Governmental Approvals. Any and all filings, clearances, consents, approvals, orders and other Governmental Authorizations that are necessary to consummate the purchase and sale of the Shares shall have been made, obtained or received.

(b) No Orders or Proceedings. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Order, and no such action shall have been threatened, and no Proceeding shall have been commenced or threatened against Sellers or Buyers, which (a) involves any challenge to, or seeks damages or other relief in connection with, any of the Contemplated Transactions, or (b) may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.2	ADDITIONAL CONDITIONS PRECEDENT OF BUYERS

Buyers’ obligation to purchase the Shares and to take the other actions required to be taken by Buyers at the Closing is subject to the satisfaction at or prior to the Closing of, in addition to the conditions precedent set forth in Section 7.1, each of the following conditions (any of which may be waived by Buyers, in whole or in part):

(a) Sellers’ Performance. The Company and the Sellers shall have performed all obligations required to be performed by them under this Agreement in all material respects.

(b) Closing Deliveries. At Closing, Sellers shall make such deliveries as provided in Section 2.3(a).

7.3	ADDITIONAL CONDITIONS PRECEDENT OF SELLERS

Each Seller’s obligation to sell the Shares and to take the other actions required to be taken by such Seller at the Closing is subject to the satisfaction at or prior to the Closing of, in addition to the conditions precedent set forth in Section 7.1, each of the following conditions (any of which may be waived by the Seller Representative on behalf of the Sellers, in whole or in part):

(a) Buyers’ Performance. Buyers shall have performed all obligations required to be performed by it under this Agreement in all material respects.

(b) Closing Payments and Deliveries. At Closing, Buyers shall make all payments as provided in Section 2.4(b) and such deliveries as provided in Sections 2.3(b) and (c).

8.	INDEMNIFICATION; REMEDIES

8.1	SURVIVAL

The representations and warranties of the parties in this Agreement, shall survive the Closing for eighteen months, except for (i) those representations and warranties set forth in Sections 3.1 (only as to due organization), 3.2 (authority), 3.3 (capitalization), 3.4 (subsidiaries), 3.25 (accuracy of Pro Rata Percentage), 4.2(a) (authority), and 4.4 (title to shares), 5.1 (only as to organization) and 5.2 (authority) (collectively, the “Fundamental Representations”), which shall survive in perpetuity, and (ii) the representations and warranties set forth in Sections 3.9 (tax matters), 3.10(f) (tax elections) and 3.15 (employee benefit plans), which shall survive Closing until the date that is 30 days following the expiration of the applicable statute of limitations. The agreements and covenants set forth in this Agreement shall survive in perpetuity, except that Sections 6.4(b) and 6.7 shall survive only for the shorter period expressly specified therein (the specified period with respect to representations, warranties, agreements and covenants, as applicable, the “Survival Period”). Nothing contained in the foregoing two sentences shall prevent recovery under Section 6.2(d) or this Section 8 after the expiration of the Survival Period so long as the party making a claim or seeking recovery complies with the provisions of clause (a) and (b) of the following sentence. Except as otherwise set forth in Section 6.2(e), no party shall have any claim or right of recovery for any Breach of a representation, warranty, covenant or agreement unless (a) written notice is given in good faith by that party to the other party of the Breach of the representation, warranty, covenant or agreement pursuant to which the claim is made or right of recovery is sought setting forth in reasonable detail to the extent known the basis for the purported Breach, the amount or nature of the claim being made, if then ascertainable, and the general basis therefor and (b) such notice is given prior to the expiration of the applicable Survival Period.

8.2	INDEMNIFICATION AND PAYMENT OF LOSSES BY SELLERS

(a) Subject to Sections 8.1 and 8.4, and except with respect to Taxes, which are addressed in Section 6.2(d), each Seller, severally and not jointly, will indemnify, defend and hold harmless Buyers, the Acquired Companies, and their respective Representatives, assignees, stockholders, controlling persons, and Affiliates (collectively, the “Buyer Indemnified Persons”) from and against, and will pay to the Buyer Indemnified Persons such Seller’s Pro Rata Percentage of the amount of, any and all Losses, whether or not involving a third-party claim, arising, directly or indirectly, out of, resulting from, relating to or in connection with:

(i) any Breach of any representation or warranty made by the Company in this Agreement or the other Transaction Documents;

(ii) any Breach by the Company of any covenant or obligation of the Company in this Agreement or the other Transaction Documents;

(iii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(iv) the Proceedings disclosed on Schedule 8.2(a)(iv);

(v) any Proceedings disclosed on Exhibit 3.8(a) of Schedule 3.8 other than those listed on Schedule 8.2(a)(iv); provided that Sellers shall have no obligation to indemnify any Buyer Indemnified Persons, and Buyer Indemnified Persons shall not be required to make any claim for indemnification, pursuant to this Section 8.2(a)(v) unless and until such time as the aggregate amount of all of claims by Buyer Indemnified Persons for Losses pursuant to this Section 8.2(a)(v) exceed $2,500,000 (two million five hundred thousand dollars), and then only for the amount by which such claims for Losses exceed $2,500,000 (two million five hundred thousand dollars);

(vi) any Company Transaction Expenses, Company IPO Expenses or Debt to be Repaid that were not accounted for in the calculation of the payments made by Buyers pursuant to Section 2.4, any Option Payment Liabilities not reflected on the final Closing Balance Sheet and any error in the calculation of each Seller’s Pro Rata Percentage;

(vii) any claim by any Option Holder with respect to the termination or cancellation of the Company Options pursuant to Section 2.2(a), the validity of any Option Cancellation Agreement, or any dispute with respect to any Option Cancellation Agreement;

(viii) any default under, or termination of, any lease for a location set forth in Schedule 3.7(a) as a result of the consummation of the Contemplated Transactions, except to the extent that such default is, or such termination results from, a Breach by the applicable Acquired Company of the applicable lease arising from the failure of the Acquired Companies to give any required notice after the Closing; provided, that for any such lease that is terminated by the landlord as a result of any such default, such Losses shall include, without limitation, the costs and expenses of Buyer Indemnified Persons in connection with the obtaining, leasing, improving and relocating to a replacement location); and provided further that the indemnification pursuant to this Section 8.2(a)(viii) shall be in an amount equal to fifty percent (50%) of such Losses;

(ix) any claim by any officer or director of the Company or any of its Subsidiaries for indemnification, contribution, reimbursement or other remedy against the Company or any of its Subsidiaries arising out of or pertaining to matters existing or occurring at or prior to Closing; or

(x) any claim by any Option Holder or Seller arising out of the Contemplated Transactions or the termination of the Contracts set forth on Schedule 2.2(c), other than claims against Buyers for Breach of this Agreement.

(b) Subject to Sections 8.1 and 8.4, and except with respect to Taxes, which are addressed in Section 6.2(d), each Seller, severally and not jointly, will indemnify, defend and hold harmless the Buyer Indemnified Persons from and against, and will pay to the Buyer Indemnified Persons the amount of Losses arising, directly or indirectly, out of, resulting from, relating to or in connection with:

(i) any Breach of any representation or warranty made by such Seller in this Agreement or the other Transaction Documents; or

(ii) any Breach by such Seller of any covenant or obligation of such Seller in this Agreement or the other Transaction Documents.

(c) No Seller shall have, and no Seller shall exercise or assert (or attempt to exercise or assert), any right of contribution, reimbursement, subrogation or indemnity against the Acquired Companies, in connection with any indemnification obligation to which such Seller may become subject or which may be payable out of the Non-Public Stockholder Indemnification Escrow Amount, the Litigation Escrow Amount or the Tax Escrow Amount under or in connection with this Agreement. From and after the Closing Date, the Sellers hereby irrevocably waive and release the Acquired Companies from any such right of contribution, reimbursement, subrogation or indemnity. In addition, with respect to such waiver and release, the Sellers specifically waive the benefit of the provisions of Section 1542 of the Civil Code of the State of California (“Section 1542”), which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH DEBTOR.

The Sellers understand and acknowledge the significance and consequence of this specific waiver of the provisions of Section 1542. The Sellers acknowledge that they have received or have had the opportunity to receive independent legal advice from their attorneys regarding this waiver.

8.3	INDEMNIFICATION AND PAYMENT OF LOSSES BY BUYERS

Subject to Sections 8.1 and 8.4, Buyers will, or will cause the Company to, indemnify, defend and hold harmless the Sellers and their respective Representatives, stockholders, controlling persons, and Affiliates (collectively, the “Seller Indemnified Persons”) from and against, and will pay to Seller Indemnified Persons the amount of any Losses arising, directly or indirectly, out of, resulting from, relating to or in connection with: (a) any Breach of any representation or warranty made by Buyers in this Agreement or the other Transaction Documents, (b) any Breach by Buyers of any covenant or obligation of Buyers in this Agreement or the other Transaction Documents, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyers (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

8.4	LIMITATIONS ON INDEMNIFICATION

(a) Notwithstanding anything to the contrary in Section 8.2, (i) Sellers shall have no obligation to indemnify any Buyer Indemnified Persons pursuant to Sections 8.2(a)(i) and 8.2(b)(i) unless and until such time as the aggregate amount of all of claims by Buyer Indemnified Persons for Losses exceeds an amount equal to one percent (1.0%) of the Purchase Price (the “Threshold”), at which time the full aggregate amount of Losses (including the full amount of Losses that were aggregated in calculating whether the Threshold had been reached) shall be paid; and (ii) Sellers’ aggregate liability in respect of claims to indemnify any Buyer Indemnified Persons pursuant to Sections 8.2(a)(i) and 8.2(b)(i) shall not exceed seven percent (7%) of the Purchase Price (the “Cap”); provided, however, that neither the Threshold nor the Cap shall apply to Losses arising from a Breach of any Fundamental Representation or Breach of any of those representations and warranties set forth in Sections 3.9 (tax matters), 3.10(f) (tax elections) or 3.15 (employee benefit plans) or in the case of fraud or criminal or willful misconduct.

(b) For purposes of determining the amount of any Losses under Sections 6.2(d), 8.2 and 8.3, such amount shall exclude special and punitive damages, except in the case of fraud or criminal or willful misconduct and except to the extent such damages were actually awarded, paid or incurred in a third party claim.

(c) For purposes of determining the amount of any Losses under Sections 6.2(d), 8.2 and 8.3, such amount shall be (i) reduced by (A) any amount actually received by an indemnitee with respect thereto under any insurance coverage, net of any costs incurred in connection with the collection thereof, including deductibles and self-insured retentions, and (B) any related Tax benefit (net of any costs or expenses (including any Tax) incurred in connection with seeking and securing such Tax benefit) actually realized by an indemnitee in the taxable period of the Loss (other than in the case of Section 6.2(d) in which case such Tax benefit need not be realized in the taxable period of the Loss), and (ii) increased by any net Tax cost incurred by an indemnitee arising from the receipt of indemnity payments hereunder. In any case where an indemnified person recovers under insurance policies any amount in respect of a matter for which such indemnified person was indemnified pursuant to Sections 8.2 or 8.3, such indemnified person shall promptly pay over to indemnifying person (and if the Sellers are the indemnifying persons, to each Seller such Seller’s Pro Rata Percentage of) an amount equal to the lesser of (x) the actual amount of such net insurance proceeds, net of any costs incurred in connection with the collection thereof, including deductibles and self-insured retentions, and (y) the actual amount of the indemnification payment previously paid by or on behalf of the indemnifying persons with respect to such Losses, in each case, net of amounts specified in the immediately preceding sentence. Each indemnified person shall use commercially reasonable efforts to collect amounts available under insurance coverages; provided that (i) doing so is commercially reasonable and (ii) such obligation shall not be a condition to, or a limitation on, indemnification rights hereunder.

(d) For purposes of determining the amount of any Losses under Sections 6.2(d), 8.2 and 8.3, any materiality qualifiers (including Material Adverse Effect), or monetary thresholds to similar effect contained in the applicable representation and warranty shall be deemed to be deleted and shall be given no force or effect.

(e) The parties agree to treat any indemnification payments made by or on behalf of Sellers pursuant to Section 6.2(d) and this Section 8 as adjustments to the Purchase Price for income Tax purposes (which treatment Buyers and the Sellers acknowledge is consistent with current Tax provisions of applicable Legal Requirements) unless they are required to treat such payments otherwise as a result of a change in the Tax provisions of applicable Legal Requirements or interpretation thereof in a court case or binding regulation.

(f) Notwithstanding anything herein to the contrary and other than in the case of fraud or criminal or willful misconduct of such Seller, no Seller’s aggregate liability for claims for indemnification of Losses, including indemnification under Section 6.2(d), shall exceed that portion of the Purchase Price actually received by such Seller.

(g) Notwithstanding anything herein to the contrary, no party shall be entitled to indemnification with respect to any claim for Losses to the extent that the amount thereof, if any, was reflected in the calculation of the Adjustment Amount, as finally determined pursuant to Section 2.5(b).

8.5	PROCEDURE FOR INDEMNIFICATION—THIRD PARTY CLAIMS

(a) Except with respect to Tax Claims, which are addressed in Section 6.2(e), promptly after receipt by an indemnified party under Section 8.2 or 8.3 of any Proceeding, claim or demand against it or if an indemnified party shall otherwise learn of an assertion of a potential claim by any Person who is not a party to this Agreement (or an Affiliate thereof) (a “Third-Party Claim”) which may give rise to a claim for indemnification against an indemnifying party under this Agreement, then the indemnified party shall as promptly as practicable send notice in writing and in reasonable detail of the Third-Party Claim (including the factual basis for the Third-Party Claim, and, to the extent known, the amount of the Third-Party Claim) to the indemnifying party (or if the indemnifying party is the Sellers, to the Seller Representative), but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party’s failure to give such notice. Notwithstanding anything to the contrary in this Agreement, the Buyers hereby gives, and will be deemed to have given, all required notices with respect to the Third-Party Claims for which indemnification is provided in Sections 8.2(a)(iv) and 8.2(a)(v) of this Agreement, and Buyers will be deemed to have fulfilled all requirements of this Section 8.5(a) with respect to such Third-Party Claims.

(b) If any Third-Party Claim referred to in Section 8.5(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Third-Party Claim, the indemnifying party will be entitled to participate in such Third-Party Claim and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Third-Party Claim and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Third-Party Claim, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 8 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the indemnified party in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. The indemnifying party will have fifteen (15) calendar days from receipt of a notice of a Third-Party Claim from an indemnified party pursuant to Section 8.5(a) to assume the defense thereof; provided however, that with respect to the Third-Party Claims for which indemnification is provided in Sections 8.2(a)(iv) and 8.2(a)(v) of this Agreement, the indemnifying party may, subject to the last sentence of this Section 8.5(b), assume the defense there of at any time upon fifteen calendar days prior written notice. If the indemnifying party does not, or is not pursuant to the preceding two sentences permitted to, assume the defense of a proceeding, the indemnified party shall have the right to assume the defense and employ separate counsel to represent such indemnified party and the reasonable fees and expenses of such separate counsel shall be paid by such indemnifying party. If the indemnifying party assumes the defense of a Third-Party Claim, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Third-Party Claim and the indemnifying party does not, within fifteen (15) calendar days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Third-Party Claim, the indemnifying party will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the indemnified party.

(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Third-Party Claim, but the indemnifying party will not be bound by any compromise or settlement effected without its consent (which may not be unreasonably withheld).

8.6	PROCEDURE FOR INDEMNIFICATION—OTHER CLAIMS

A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought.

8.7	SATISFACTION OF CLAIMS

(a) Claims made by the Buyer Indemnified Persons for indemnification under this Section 8 (other than claims made under clause (iv) or (v) of Section 8.2(a)) shall be satisfied (x) directly from Compass for Compass’ Pro Rata Percentage of such claim and (y) with respect to Sellers other than Compass, from the Non-Public Stockholder Indemnification Escrow Amount, and if the Non-Public Stockholder Indemnification Escrow Amount is insufficient to satisfy such claim for indemnification, then directly from Sellers (other than Compass), severally and not jointly for such Seller’s Pro Rata Percentage of such claim. In the event of a Breach by a particular Seller under Section 8.2(b), indemnification for such Breach will be satisfied solely by such Seller (including from such Seller’s Pro Rata Percentage of the Non-Public Stockholder Indemnification Escrow Amount).

(b) Claims made by the Buyer Indemnified Persons for indemnification under clause (iv) or (v) of Section 8.2(a) shall be satisfied first from the Litigation Escrow Amount and, if the Litigation Escrow Amount is insufficient to satisfy such claim for indemnification, then, (x) directly from Compass for Compass’ Pro Rata Percentage of such claim and (y) with respect to Sellers other than Compass, from the Non-Public Stockholder Indemnification Escrow Amount and if the Non-Public Stockholder Indemnification Escrow Amount is insufficient to satisfy such claim for indemnification, then directly from Sellers (other than Compass), severally and not jointly for such Seller’s Pro Rata Percentage of such claim.

(c) Claims made by the Buyer Indemnified Persons for indemnification under Section 6.2(d) shall be governed by such section.

8.8	DISBURSEMENT OF ESCROWED AMOUNTS

(a) On the day that is eighteen (18) months after the Closing Date, RGF and the Seller Representative shall direct the Escrow Agent to release the then existing Non-Public Stockholder Indemnification Escrow Amount, less the amount of any pending claims for indemnification under this Section 8 that have been properly asserted by the Buyer Indemnified Persons, to Sellers (other than Compass) in accordance with their Pro Rata Percentage to be disbursed in accordance with the terms of the Escrow Agreement. Any unreleased amount shall be retained by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(b) Upon the occurrence of a Litigation Dispositive Event, Seller Representative may submit to Buyers a request in writing, provided that Seller Representative may submit no more than two such requests, that Buyers reassess the adequacy of the then existing Litigation Escrow Amount and, if Buyers determine in good faith that the then existing Litigation Escrow Amount exceeds a reasonable Litigation Escrow Amount, RGF and the Seller Representative shall direct the Escrow Agent to release such excess to Sellers in accordance with their Pro Rata Percentage to be disbursed in accordance with the terms of the Escrow Agreement. On the second (2nd) anniversary of the Closing Date, RGF and the Seller Representative shall direct the Escrow Agent to release the then existing Litigation Escrow Amount, less the amount of pending claims for indemnification under clauses (iv) or (v) of Section 8.2(a) that have been properly asserted by the Buyer Indemnified Persons, to Sellers in accordance their Pro Rata Percentage to be disbursed in accordance with the terms of the Escrow Agreement. Any unreleased amount shall be retained by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(c) On the first (1st) anniversary of the Closing Date, RGF and Seller Representative shall direct the Escrow Agent to release $2,000,000 (two million dollars) of the then existing Tax Escrow Amount, less the amount of pending claims for indemnification under Section 6.2(d) in excess of $4,000,000 (four million dollars) that have been properly asserted by the Buyer Indemnified Persons, to Sellers in accordance their Pro Rata Percentage to be disbursed in accordance with the terms of the Escrow Agreement. On the second (2nd) anniversary of the Closing Date, RGF and Seller Representative shall direct the Escrow Agent to release $2,000,000 (two million dollars) of the then existing Tax Escrow Amount, less the amount of pending claims for indemnification under Section 6.2(d) in excess of $2,000,000 (two million dollars) \that have been properly asserted by the Buyer Indemnified Persons, to Sellers in accordance their Pro Rata Percentage to be disbursed in accordance with the terms of the Escrow Agreement. On the third (3rd) anniversary of the Closing Date, RGF and Seller Representative shall direct the Escrow Agent to release the then existing Tax Escrow Amount, less the amount of pending claims for indemnification under Section 6.2(d) that have been properly asserted by the Buyer Indemnified Persons, to Sellers in accordance their Pro Rata Percentage to be disbursed in accordance with the terms of the Escrow Agreement. Any unreleased amount shall be retained by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(d) Any unreleased amounts retained by the Escrow Agent pursuant to this Section 8.8 shall be released by the Escrow Agent upon resolution of all claims to the Sellers in accordance with their Pro Rata Percentage (to the extent not utilized to pay the Buyer Indemnified Persons for any claims in favor of the Buyer Indemnified Persons).

8.9	ROLE OF SELLER REPRESENTATIVE

Except for claims for indemnification arising under Section 8.2(b)(i), in all instances where Sellers are the indemnifying party, only the Seller Representative may assume the defense of a Third-Party Claim under Section 8.5(b) or a claim under Section 8.6.

8.10	EXCLUSIVE REMEDY

After the Closing, the parties’ sole and exclusive recourse against each other for any Losses arising out of or relating to this Agreement and the other Transaction Documents, other than in the case of fraud or criminal or willful misconduct, shall be expressly limited to Section 6.2, Section 8 and to Section 9.16.

8.11	EFFECT OF INVESTIGATION

No due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of the Buyer Indemnified Persons shall limit, qualify, modify or amend the representations, warranties, covenants or agreements of the Company or the Sellers or the indemnities by the Sellers contained in this Agreement or the Transaction Documents, irrespective of the knowledge and information received (or which should have been received) therefrom by or on behalf of the Buyer Indemnified Persons. The parties acknowledge and agree that the representations and warranties also operate as bargained for promises and risk allocation devices and that, accordingly, any party’s knowledge, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or payment for any Losses pursuant to Section 6.2 or this Section 8.

9.	GENERAL PROVISIONS

9.1	EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

9.2	PUBLIC ANNOUNCEMENTS

The Seller Representative and Buyers shall coordinate and consult with each other before issuing, and give each other the opportunity to review and comment upon, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith, any press release or other public statements with respect to the Contemplated Transactions (provided that such coordination and consultation shall not be deemed to constitute a consent right), except for disclosures in satisfaction of, or otherwise required by, applicable Legal Requirement or the rules and regulations of any securities exchange, including the New York Stock Exchange (including by making a public announcement through issuance of a press release or other reasonable means), provided that Seller Representative shall to the extent reasonably practicable give Buyers prior notice of each such disclosure, if any, made after Closing.

9.3	CONFIDENTIALITY

Buyers, Sellers, the Seller Representative and the Company will maintain in confidence, and will cause their respective directors, officers, employees, agents, and to maintain in confidence, and not use to the detriment of another party or an Acquired Company, any written, oral, or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless such disclosure is permitted under the terms of that certain Confidentiality Agreement, dated March 2011, by and between the Company and Recruit (the “Confidentiality Agreement”). Notwithstanding the

foregoing, any such confidential information may be disclosed as may be required by any party hereto to its respective Affiliates and advisors solely for the purpose of providing return and performance information on portfolio investments consistent with past practice and as may otherwise be required by Governmental Bodies

9.4	NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Sellers, the Seller	Compass Group Diversified Holdings LLC
Representative or, prior	2010 Main Street, Suite 1020
to Closing, the Company:	Irvine, California 92614
Attention: Elias J. Sabo
Facsimile No.: (949) 420-0777

with a copy to:	Squire, Sanders & Dempsey (US) LLP
221 E. Fourth Street, Suite 2900
Cincinnati, Ohio 45202
Attention: Stephen C. Mahon
Facsimile No.: (513) 361-1201

with a copy to:	Jackson Farrow, Esq.
111 Center Street, Suite 2500
Little Rock, Arkansas 72201
Facsimile No.: (501) 210-4615

Buyers or, after the	Recruit Co., LTD.
Closing, the Company:	GranTokyo SOUTHTOWER
1-9-2 Marunouchi Chiyoda-ku
Tokyo 100-6640 Japan
Attention: Kazunori Goshima
Facsimile No.: (81) 3-6834-8835

with a copy to:	Latham & Watkins LLP
Marunouchi Building, 32nd Floor
2-4-1 Marunouchi, Chiyoda-ku
Tokyo 100-6332 Japan
Attention: Michael J. Yoshii
Facsimile No.: (81) 3-6212-7801

with a copy to:	Julian Kleindorfer, Esq.
355 South Grand Avenue
Los Angeles, CA 90401
Facsimile No.: (213) 891-8763

9.5	FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

9.6	WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

9.7	ENTIRE AGREEMENT AND MODIFICATION

This Agreement and the other Transaction Documents supersede all prior agreements (other than the Confidentiality Agreement) between the parties with respect to its subject matter, and constitutes (along with the Confidentiality Agreement, the Transaction Documents and the other documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

9.8	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Subject to Section 8, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

9.9	SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.10	SECTION HEADINGS; CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

9.11	TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.12	AUTHORITY AND APPOINTMENT OF SELLER REPRESENTATIVE

(a) The Sellers’ hereby appoint, authorize and empower the Seller Representative to act as their exclusive agent and attorney-in-fact to act on their behalf in connection with, and to facilitate the consummation of, the Contemplated Transactions, which shall include the power and authority:

(i) to execute and deliver such waivers and consents in connection with this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions as Seller Representative, in its reasonable discretion, may deem necessary or desirable;

(ii) to enforce and protect the rights and interests of the Sellers (including Seller Representative in its capacity as a Seller) and to enforce and protect the rights and interests of Seller Representative, in its capacity as such, arising out of or under or in any manner relating to this Agreement or the other Transaction Documents and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including in connection with any and all claims for indemnification brought under Section 6.2 or Section 8), and to take any and all actions which Seller Representative believes are necessary or appropriate under this Agreement and the other Transaction Documents for and on behalf of the Sellers, including asserting or pursuing any claim, action, Proceeding or investigation against Buyers and/or the Acquired Companies, defending any Third-Party Claims or the claims by Buyer Indemnified Persons, consenting to, compromising or settling any such claims, conducting negotiations after the Closing with Buyers and/or any of the Acquired Companies and their respective Representatives regarding such claims, and, in connection therewith, to (A) assert any claim or institute any action, Proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Buyers and/or, after the Closing, any of the Acquired Companies or any other Person, or by any federal, state or local Governmental Body against Seller Representative and/or any of the Sellers, and receive process on behalf of any or all Sellers in any such claim, action, Proceeding or investigation and compromise or settle on such terms as Seller Representative shall reasonably determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, Proceeding or investigation; (C) file any proofs of debt, claims and petitions as Seller Representative may reasonably deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement or the other Transaction Documents; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, Proceeding or investigation, it being understood that Seller Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(iii) to refrain from enforcing any right of the Sellers or any of them and/or Seller Representative arising out of or under or in any manner relating to this Agreement or the other Transaction Documents or any other agreement, instrument or document in connection with this Agreement; provided, that no such failure to act on the part of Seller Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by Seller Representative or by the Sellers unless such waiver is in writing signed by the waiving party or by Seller Representative; and

(iv) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that Seller Representative, in its reasonable discretion, may consider necessary or proper or convenient in connection with or to carry out the Contemplated Transactions, and all other agreements, documents or instruments referred to herein or executed in connection herewith.

(b) The Seller Representative shall cause to be established with CGM (the “Holdback Agent”) a separate account to hold the Seller Expense Holdback Amount. Such amounts shall be held by the Holdback Agent and used to satisfy obligations of the Sellers pursuant only to Section 9.12(e). The Sellers acknowledge and agree that the aggregate amount payable to each Seller at Closing shall be reduced by such Seller’s Pro Rata Percentage of the Seller Expense Holdback Amount and that the Holdback Agent shall not have the authority to distribute any portion thereof except at the direction of the Seller Representative in accordance with Section 9.12(e).

(c) In connection with this Agreement and any instrument, agreement or document relating hereto, and in exercising or failing to exercise all or any of the powers conferred upon the it hereunder (i) Seller Representative shall incur no responsibility whatsoever to any of the Sellers by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents gross negligence or willful misconduct, and (ii) Seller Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of Seller Representative pursuant to such advice shall in no event subject Seller Representative to liability to any of the Sellers. Each Seller shall indemnify, on a pro rata basis, Seller Representative against all costs and expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened (or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or Proceeding or in connection with any appeal thereof, relating to the acts or omissions of Seller Representative hereunder or otherwise. The foregoing indemnification shall not apply in the event of any action or Proceeding which finally adjudicates the liability of Seller Representative hereunder for its gross negligence or willful misconduct. In the event of any indemnification hereunder, upon written notice from Seller Representative to the Sellers as to the existence of a deficiency toward the payment of any such indemnification amount, each Seller shall promptly deliver to or as otherwise directed in writing by Seller Representative full payment of his or its ratable share of the amount of such deficiency.

(d) All of the indemnities, immunities and powers granted to Seller Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement. The Sellers hereby agree and acknowledge that the Buyers shall have the right to rely upon all actions taken or omitted to be taken by Seller Representative pursuant to this Agreement without any requirement or duty to confirm with or have validated by any Seller such actions or omissions, all of which actions or omissions shall be legally binding upon the Sellers.

(e) Any and all costs and expenses reasonably incurred by the Seller Representative in connection with the performance of its duties as Seller Representative under this Agreement (including any fees and expenses of legal counsel retained by the Seller Representative) will not be the personal obligations of the Seller Representative but will be payable, and will be promptly paid or reimbursed, by Sellers pro rata in accordance with their respective Pro Rata Percentages; provided, however, each Seller hereby agrees and acknowledges that the Seller Representative is and shall be authorized to cause the Holdback Agent to either directly pay or reimburse it for up to the Seller Expense Holdback Amount (plus accrued interest, if any) of such costs and expenses; provided further, however, that the Seller Representative shall cause the Holdback Agent to distribute to each Seller such Seller’s Pro Rata Percentage of any portion of the Seller Expense Holdback Amount (plus accrued interest, if any) remaining with the Holdback Agent promptly following the third anniversary or this Agreement.

9.13	AUTHORITY AND APPOINTMENT OF BUYER REPRESENTATIVE

(a) The Buyers hereby appoint, authorize and empower the Buyer Representative to act as their exclusive agent and attorney-in-fact to act on their behalf in connection with, and to facilitate the consummation of, the Contemplated Transactions, which shall include the power and authority to execute and deliver the Escrow Agreement.

9.14	RELEASES

Effective as of the Closing, each Seller for itself and its Affiliates and its Related Persons, as applicable, hereby releases and forever discharges the Buyers and the Acquired Companies, and each of the Buyers’ and the Acquired Companies’ respective individual, joint or mutual, past, present and future representatives, Affiliates, principals, officers, employees, agents, attorneys, representatives, insurers, subrogors, subrogees, licensees, predecessors, members, directors, managers, stockholders, limited partners, controlling persons, subsidiaries, successors and assigns (individually a “Releasee” and collectively, the “Releasees”) from any and all claims, demands, Proceedings (including those arising out of or in any way related to any Legal Requirement prohibiting discrimination on the basis of age, race, color, religion, disability, sex, national origin, citizenship or other protected classification, including, without limitation, claims under Title VII, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, and the Americans With Disabilities Act), Orders, obligations, rights of indemnification, contribution or subrogation, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, by statute, at law and in equity (the “Released Claims”) which such Seller (or any of its Affiliates, or Related Persons) now has, has ever had or may hereafter have against the respective Releasees (i) arising contemporaneously with or prior to the Closing or (ii) on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing and, in either case, related to the ownership of the Shares, service as an officer or director of any of the Acquired Companies, or the business and affairs of any of the Acquired Companies, including, without limitation, all such Released Claims arising under or in connection with any financing, guaranty or other financial accommodation (and all subrogation rights that may arise in the future on account thereof), investment, advance, loan, lease, provision of goods or services, Contracts or other undertaking or transaction entered into with or on behalf of the Acquired Companies by any such Seller (or any of its Affiliates or Related Persons); provided, however, that nothing contained herein shall operate to release any obligation (i) of the Acquired Companies or the Buyers arising pursuant to this Agreement or the other documents delivered in connection herewith, or (ii) pursuant to any employment arrangement. Each Seller acknowledges that it may hereafter discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this release and which, if known or suspected at the time of executing this release, may have materially affected its willingness to enter into this release. Nevertheless, each Seller hereby waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts. In addition, with respect to such waiver and release, the Sellers specifically waive the benefit of the provisions of Section 1542 of the Civil Code of the State of California (“Section 1542”), which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH DEBTOR.

The Sellers understand and acknowledge the significance and consequence of this specific waiver of the provisions of Section 1542. The Sellers acknowledge that they have received or have had the opportunity to receive independent legal advice from their attorneys regarding this waiver.

9.15	GOVERNING LAW

This Agreement, the rights of the parties and all actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

9.16	JURISDICTION; VENUE; SERVICE OF PROCESS

(a) Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court located in the State of New York for the purpose of any Proceeding between the parties arising in whole or in part under or in connection with this Agreement, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Proceeding brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Proceeding other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Proceeding in a court other than the above-named courts solely for the purpose of enforcing an Order issued by one of the above-named courts.

(b) Each party agrees that for any Proceeding between the parties arising in whole or in part under or in connection with this Agreement, such party shall bring Proceedings only in the State of New York. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c) Each party hereby (i) consents to service of process in any Proceeding between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.4, will constitute good and valid service of process in any such Proceeding and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Proceeding any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

9.17	SPECIFIC PERFORMANCE

Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event that there is a Breach by such party of any of the provisions of this Agreement. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent any such Breach and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such Breach, it will not assert that the defense that a remedy at law would be adequate.

9.18	WAIVER OF JURY TRIAL

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.19	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement and signatures transmitted by facsimile shall be deemed to be their original signatures for all purposes.

9.20	WORKERS COMPENSATION LIABILITIES

For the avoidance of doubt, the transactions contemplated by this Agreement will not release the Acquired Companies from any Liabilities they may have in respect of workers’ compensation claims, and such Liabilities shall remain Liabilities of the Acquired Companies after the Closing. Nothing in this Section 9.20 will alter the rights and obligations of the parties to this Agreement, including pursuant to Section 3 and Section 8 hereof.

[Signature page immediately follows.]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYERS:

Recruit Co., LTD.	RGF Staffing USA, Inc.

By:	By:
Name:	Name:
Title:	Title:

Signature page to Stock Purchase Agreement

COMPANY:

Staffmark Holdings, Inc.

By:

Name:
Title:

SELLERS:

Compass Group Diversified Holdings LLC	Staffing Holding LLC

By:	By:
Name:	Name:
Title:	Title:

Madison Capital Funding Co-Investment Fund LP

By:
Name:
Title:

Signature page to Stock Purchase Agreement

Frederick L. Kohnke	William E. Aglinsky

Kathryn S. Bernard	Suzanne M. Perry

Stephen Russell	Mike Johnson

Jeanine Allen	Carla McKelvey

Mellissa Bowman	Anne Clingerman

Greg Rack	Linda McGugan

Brian Gilligan	Emily Giltner

Jill Berkemeier	Tim Dowling

SELLER REPRESENTATIVE:

Compass Group Diversified Holdings LLC

By:
Name:
Title:

Signature page to Stock Purchase Agreement